Exhibit 1.4

Execution Version

CORPORATE GOVERNANCE AGREEMENT

relating to

HEINEKEN HOLDING N.V.

and

HEINEKEN N.V.

between

HEINEKEN HOLDING N.V.

HEINEKEN N.V.

L’ARCHE GREEN N.V.

CB EQUITY LLP

and

FOMENTO ECONÓMICO MEXICANO, S.A.B. DE C.V.

30 April 2010

TABLE OF CONTENTS

Clause 1	Interpretation	5

Clause 2	Composition of the H-Supervisory Board	6

Clause 3	Composition of the HH-Board of Directors	7

Clause 4	H-Supervisory Board Regulations	8

Clause 5	Subsidiary and Committees	9

Clause 6	Composition of the Preparatory Committee of the H-Supervisory Board	9

Clause 7	Establishment of the Americas Committee	9

Clause 8	Loss of Nomination Rights	9

Clause 9	Standstill	11

Clause 10	Reverse Standstill	12

Clause 11	Restrictions on Transfer	12

Clause 12	Femsa Anti-Dilution Rights	15

Clause 13	[deliberately blank]	15

Clause 14	Non-Solicit	15

Clause 15	Term	16

Clause 16	Representations and Warranties	16

Clause 17	Information	17

Clause 18	Confidentiality	18

Clause 19	Miscellaneous	19

Clause 20	Governing law and jurisdiction	21

Schedule 1	– Definitions	27

Schedule 2	– [deliberately blank]	34

Schedule 3	– HH-Articles	35

Schedule 4	– H-Articles	50

Schedule 5	– H-Supervisory Board Regulations	67

Schedule 6	– Preparatory Committee Regulations	87

Schedule 7	– Americas Committee Regulations	91

Schedule 8	– [deliberately blank]	93

Schedule 9	– Further Information to be provided	94

Schedule 10	– Form of Joinder	95

THIS CORPORATE GOVERNANCE AGREEMENT (the “Agreement”) is dated 30 April 2010 and made by and between:

1.	HEINEKEN HOLDING N.V., a public company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, and its place of business at Tweede Weteringplantsoen 5, 1017 ZD Amsterdam, the Netherlands (“Holding”);

2.	HEINEKEN N.V., a public company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, and its place of business at Tweede Weteringplantsoen 21, 1017 ZD Amsterdam, the Netherlands (“HNV”);

3.	L’ARCHE GREEN N.V., a public company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, and its place of business at Tweede Weteringplantsoen 5, 1017 ZD Amsterdam, the Netherlands (“L’Arche Green”);

4.	CB EQUITY LLP, a legal entity incorporated under the laws of the United Kingdom, having its registered office at The Quadrant, 118 London Road, Kingston, Surrey, KT2 6QJ, United Kingdom;

5.	FOMENTO ECONÓMICO MEXICANO, S.A.B. DE C.V., a legal entity incorporated under the laws of Mexico, having its official seat in Monterrey, Mexico and its place of business at General Anaya 601 Poniente, Colonia Bella Vista, Monterrey, NL 64410, Mexico (“Femsa”).

The parties mentioned under numbers 1 through 5 are hereinafter also referred to as the “Parties” and each of them a “Party”. The parties mentioned under numbers 1 through 3 are hereinafter also referred to as the “Heineken Parties”. The parties mentioned under numbers 4 and 5 are hereinafter also referred to as the “Femsa Parties”.

WHEREAS:

A.	On 11 January 2010, HNV, Holding, Femsa, Compañía Internacional de Bebidas, S.A. de C.V. (“Compañía Internacional de Bebidas”) and Grupo Industrial Emprex, S.A. de C.V. (“Grupo Industrial”) entered into that certain share exchange agreement (the “Share Exchange Agreement”) pursuant to which they agreed to an international business combination involving the beer business of Femsa.

B.	By a letter dated April 14, 2010, Femsa, Compañía Internacional de Bedidas and Grupo Industrial provided notice to HNV and Holding that, pursuant to Section 10.10 of the Share Exchange Agreement, they designated CB EQUITY to be the transferee of the Heineken Exchange Shares, Heineken Holding Holding Exchange Shares and the Allotted Shares, to be delivered pursuant to Section 2.1 of the Share Exchange Agreement.

C.	On the date hereof, the Femsa Parties, Compañía Internacional de Bebidas, Grupo Industrial, HNV and Holding have completed and closed the transactions set forth in the Share Exchange Agreement and, as a result of the transactions contemplated therein, HNV has acquired 100% of the share capital of Femsa Beer Subsidiary and the Femsa Parties (through CB EQUITY) have acquired in exchange therefor (i) 43,009,699 newly issued ordinary shares of HNV plus (ii) 29,172,504 Allotted Shares plus (iii) 43,018,320 newly issued ordinary shares of Holding (the “Transaction”).

D.	As a result of the foregoing, the Femsa Parties (through CB EQUITY) hold 7.47% of the HNV Shares (excluding any Allotted Shares) and 14.9% of the Holding Shares.

E.	As provided in the Share Exchange Agreement and as a reflection of the interests of Femsa as a major shareholder in HNV and Holding, the Parties have agreed that Femsa shall be entitled to participation in the governance of HNV and Holding on the basis set out in this Agreement, particularly through the appointment of one member to the board of directors (comprising 5 members) of Holding (“HH-Board of Directors”) and through the appointment of two members to the supervisory board (comprising 10 members) of HNV (“H-Supervisory Board”).

F.	The governance of Holding and HNV is set forth in the articles of association of Holding (the “HH-Articles”) and the articles of association of HNV (the “H-Articles”), copies of which are attached hereto as Schedule 3 and Schedule 4.

DECLARE TO HAVE AGREED AS FOLLOWS:

Clause 1 Interpretation

1.1	In this Agreement, its recitals and Schedules, unless the context otherwise requires, the terms set out in Schedule 1 shall have the meanings given in Schedule 1.

1.2	In this Agreement, its recitals and Schedules, unless indicated to the contrary:

(a)	a reference to a Clause or schedule is a reference to a clause of or schedule to this Agreement;

(b)	a reference to a document is a reference to that document as from time to time supplemented or varied;

(c)	the recitals and Schedules form an integral part of this Agreement;

(d)	the headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement;

(e)	a reference to a provision of law or applicable regulation shall be construed so as to include a reference to any provision which from time to time, before the date of this Agreement, modified, re-enacted, amended, extended, consolidated or replaced that provision and any subordinate legislation made under any such provision before the date of this Agreement;

(f)	words denoting the singular number shall include the plural, the masculine gender shall include the feminine gender and the neuter, and vice versa;

(g)	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(h)	references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or governmental body or any trust (including any beneficiary of any trust), joint venture, association, partnership or other organisation of any nature (in each case, whether or not having separate legal personality), and that person’s legal personal representatives, successors and lawful assigns; and

(i)

where, under the terms of this Agreement, any party accepts an obligation to use “best endeavours” in and towards the fulfilment of any objective or occurrence, the full extent of the party’s obligation shall be to take all such lawful steps which a prudent, determined and reasonable person, intent on the fulfilment of such obligation, would take but without incurring any material cost or material liability which is not reasonably proportionate to the benefit intended to be conferred on the other party by the fulfilment of the obligation.

Clause 2 Composition of the H-Supervisory Board

2.1	On 22 April 2010, HNV held and convened a general meeting of shareholders of HNV whereby the shareholders of HNV approved the Transaction in accordance with the H-Articles and article 2:107a of the Dutch Civil Code and voted to appoint two initial Femsa nominees to be members of the H-Supervisory Board (the individuals so appointed and any replacements thereof nominated and appointed in accordance with the provisions of this Agreement, the “First Femsa H-Representative”, and the “Second Femsa H-Representative”, and together the “Femsa H-Representatives”), with such appointment to be effective simultaneously with the closing of the Transaction. The appointments of the initial Femsa H-Representatives nominated by Femsa (being Mr. José Antonio Fernández Carbajal and Mr. Javier Astaburuaga Sanjines) have been approved by the general meeting of shareholders of HNV in accordance with this Agreement and the H-Articles.

2.2	The number of members of the H-Supervisory Board shall be determined by the H-Supervisory Board. At the date hereof, the H-Supervisory Board consists of ten (10) members and the Femsa H-Representatives shall be two (2) of such ten (10) members.

2.3	For the duration of, and subject to the terms of, this Agreement, Femsa shall be entitled to nominate at least two (2) members for appointment to the H-Supervisory Board, the initial two members being appointed in accordance with Clause 2.1. The Parties acknowledge and agree that the number of H-Supervisory Board members to be nominated by Femsa is based on the assumption that the H-Supervisory Board consists of ten (10) members. Regardless of any increase or decrease in the total number of members of the H-Supervisory Board, and subject to Clause 8 and the remaining provisions of this Agreement, Femsa shall at all times be entitled to nominate the whole number of members which is closest to two-tenths (20%) of the total number of members of the H-Supervisory Board from time to time provided that Femsa shall at all times be entitled to nominate at least two (2) members.

2.4	So long as Femsa maintains its right to nominate the Femsa H-Representatives in accordance with this Agreement, Holding shall vote all of its HNV Shares in favour of the proposition that (i) a Femsa H-Representative duly qualified and nominated as a member of the H-Supervisory Board pursuant to this Agreement shall be appointed by the general meeting of shareholders of HNV in accordance with such nomination, (ii) the general meeting of shareholders of HNV shall promptly suspend or dismiss a Femsa H-Representative as member of the H-Supervisory Board if a proposal to that effect is made by Femsa and (iii) subject to Clause 2.8, no Femsa H-Representatives shall be suspended or dismissed by the general meeting of shareholders of HNV as a member of the H-Supervisory Board without the approval of Femsa.

2.5	A person can only serve as the First Femsa H-Representative if:

(a)	such person is a member of the board of directors of Femsa; and

(b)	such person is a party to the Trust Agreement or a Direct Lineal Descendant; and

(c)	such person’s profile, expertise and background comply with the profile of a member of the H-Supervisory Board, attached as Annex A to the H-Supervisory Board Regulations; and

(d)	such person also serves as the Femsa HH-Representative; and

(e)	such person shall undertake to be bound by this Agreement and shall sign a copy thereof as proof of his acceptance thereof, substantially in the form of the Joinder attached hereto as Schedule 10 (the “Form of Joinder”).

2.6	A person can only serve as the Second Femsa H-Representative if:

(a)	such person is either a member of the board of directors of Femsa or a member of the management team of Femsa (not directly responsible for the management of KOF or Femsa Comercio); and

(b)	such person’s profile, expertise and background comply with the profile of a member of the H-Supervisory Board, attached as Annex A to the H-Supervisory Board Regulations; and

(c)	such person shall undertake to be bound by this Agreement and shall sign a copy thereof as proof of his acceptance thereof, substantially in the form of the Joinder attached hereto as Schedule 10 (the “Form of Joinder”).

2.7	The Parties agree that the initial First Femsa H-Representative will be Mr. José Antonio Fernández Carbajal and the initial Second Femsa H-Representative will be Mr. Javier Astaburuaga Sanjines (such nominations to take effect from the date of this Agreement).

2.8	In the event that (A) a First Femsa H-Representative fails to meet the qualifications of sub (a), (b) and (c) of Clause 2.5, or (B) a Second Femsa H-Representative fails to meet the qualifications of sub (a) and (b) of Clause 2.6, then Femsa shall procure that such Femsa H-Representative shall promptly resign as a member of the H-Supervisory Board and shall nominate a replacement who meets the relevant qualifications of Clauses 2.5 or 2.6, as applicable.

2.9	The First Femsa H-Representative shall be designated as vice-chairman of the H-Supervisory Board.

2.10	Each present member and each new member of the H-Supervisory Board shall sign a Form of Joinder to this Agreement as an acknowledgement that he or she is bound by the provisions hereof and that he or she shall fulfil his or her duties and exercise his or her rights in accordance with the provisions of this Agreement and that he or she shall act in a manner consistent with, and as required to give effect to, the provisions of this Agreement.

2.11	Holding undertakes to act and vote in any general meeting of shareholders of HNV in the manner consistent with, and as required to give effect to, the provisions of this Agreement.

Clause 3 Composition of the HH-Board of Directors

3.1	On 22 April 2010 Holding held and convened a general meeting of shareholders of Holding whereby the shareholders of Holding approved the Transaction in accordance with the HH-Articles and article 2:107a of the Dutch Civil Code and voted to appoint an initial Femsa nominee to be a member of the HH-Board of Directors (an individual so appointed, a “Femsa HH-Representative”). The approval described in this Clause 3.1 includes the affirmative support of Holding shareholders Stichting Beheer and Stichting Priores. The appointment of the initial Femsa HH-Representative (being Mr. José Antonio Fernández Carbajal has been approved by the general meeting of shareholders of Holding in accordance with this Agreement and the HH-Articles.

3.2	For the duration of and subject to the terms of this Agreement, Femsa shall be entitled to nominate one (1) member for appointment to the HH-Board of Directors, the initial member being appointed in accordance with Clause 3.1. So long as Femsa maintains its right to nominate the Femsa HH Representative in accordance with this Agreement, L’Arche Green shall vote all of its Holding Shares in favour of the proposition that (i) a Femsa HH-Representative duly qualified and nominated as member of the HH-Board of Directors pursuant to this Agreement shall be appointed by the general meeting of shareholders of Holding in accordance with such nomination, (ii) the general meeting of shareholders of Holding shall promptly suspend or dismiss a Femsa HH-Representative as member of the HH-Board of Directors if a proposal to that effect is made by Femsa and (iii) subject to Clause 3.4, no Femsa HH-Representative shall be suspended or dismissed by the general meeting of shareholders of Holding as a member of the HH-Board of Directors without the approval of Femsa. Stichting Beheer and Stichting Priores have agreed to give their affirmative support to sub clause (i), (ii) and (iii) of this Clause 3.2 for as long as Femsa maintains its right to nominate the Femsa-HH Representative in accordance with this Agreement.

3.3	A person can only serve as Femsa HH-Representative if such person:

(a)	is the First Femsa H-Representative; and

(b)	otherwise satisfies the professional and reputational standards to be a member of the HH-Board of Directors as the HH-Board of Directors shall determine in its reasonable judgment.

3.4	In the event that a Femsa HH-Representative fails to meet the qualifications of sub (a) and (b) of Clause 3.3 then Femsa shall procure that such Femsa HH-Representative shall promptly resign as a member of the HH-Board of Directors and shall nominate a replacement who meets the qualifications of Clause 3.3.

3.5	Each present member and each new member of the HH-Board of Directors shall sign a Form of Joinder to this Agreement as an acknowledgement that he or she is bound by the provisions thereof and that he or she shall fulfil his or her duties and exercise his or her rights in accordance with the provisions of this Agreement and that he or she shall act in the manner consistent with, and as required to give effect to, the provisions of this Agreement.

3.6	L’Arche Green undertakes to act and vote in any general meeting of shareholders of Holding in the manner consistent with, and as required to give effect to, the provisions of this Agreement.

Clause 4 H-Supervisory Board Regulations

4.1	The internal rules of procedure of the H-Supervisory Board are set out in the regulations of the H-Supervisory Board, as set out in Schedule 5 to this Agreement (the “H-Supervisory Board Regulations”).

4.2	Femsa shall use its best endeavours to procure that each Femsa H-Representative in office as a member of the H-Supervisory Board, shall undertake to be bound by the H-Supervisory Board Regulations and, to the extent consistent with the practice of existing board members, shall sign a copy thereof as proof of his acceptance of such regulations. In addition, the Parties agree that each new member of the H-Supervisory Board shall at the time of his appointment sign the H-Supervisory Board Regulations and shall be bound by the provisions thereof and fulfil his duties and exercise his rights in accordance with such H-Supervisory Board Regulations.

Clause 5 Committees

5.1	Any Femsa H-Representative shall not sit on more than three committees of the H-Supervisory Board at the same time.

5.2	For so long as Femsa has the right to nominate two Femsa H-Representatives, Femsa shall be entitled to nominate one Femsa H-Representative as a member of the Selection and Appointment Committee of the H-Supervisory Board, one Femsa H-Representative as a member of the Audit Committee and one Femsa H-Representative as a member of the Americas Committee.

Clause 6 Composition of the Preparatory Committee of the H-Supervisory Board

6.1	From and after the date hereof, the preparatory committee of the H-Supervisory Board (the “Preparatory Committee”) shall consist of four (4) members, one of whom shall be the First Femsa H-Representative, acting in his position as vice-chairman of the Supervisory Board.

6.2	The internal rules of procedure of the Preparatory Committee are set out in the H-Supervisory Board Regulations and the regulations of the Preparatory Committee, as set out in Schedule 6 to this Agreement (the “Preparatory Committee Regulations”).

6.3	Femsa shall procure that each successive First Femsa H-Representative who takes up office as a member of the Preparatory Committee shall undertake to be bound by the Preparatory Committee Regulations and shall, to the extent consistent with the practice of existing board members, sign a copy thereof as proof of his acceptance of such regulations. In addition, the Parties agree to procure that each new member of the Preparatory Committee shall at the time of his appointment sign the Preparatory Committee Regulations and shall be bound by the provisions thereof and fulfil his duties and exercise his rights in accordance with such Preparatory Committee Regulations.

Clause 7 Establishment of the Americas Committee

7.1	The H-Supervisory Board has established an “Americas Committee” to oversee the strategic direction of the business of the Heineken Group, assess new business opportunities in the Americas region and delegate particular responsibilities to such committee. Only H-Supervisory Board members shall be members of the Americas Committee.

7.2	As at the date thereof, the Americas Committee consists of three (3) members and the First Femsa H-Representative shall be chairman of the Americas Committee. The Parties agree that the first such chairman will be Mr. José Antonio Fernández Carbajal (such nomination to take effect from the date of this Agreement).

7.3	The internal rules of procedure of the Americas Committee are set out in the regulations of the Americas Committee, a copy of which is attached hereto as Schedule 7 (the “Americas Committee Regulations”), which have been adopted by the H-Supervisory Board.

Clause 8 Loss of Nomination Rights

8.1	Femsa shall maintain the right to nominate two members of the H-Supervisory Board and all of its ancillary governance rights in relation to HNV, unless and until any of the following events occur:

(i)	Femsa or its Affiliates cease to be the legal or Beneficial Owner of an Economic Interest representing not less than 14% of HNV;

(ii)	either Femsa Party fails to be in material compliance with the Principal Terms of this Agreement;

(iii)	there is a loss of Control of Femsa by the Voting Trust (including without limitation the termination or a declaration of nullity of the Voting Trust by a competent court) except in circumstances where (A) all of the interests of the Voting Trust in Femsa are acquired by some or all of the Trust Beneficiaries or any vehicle or undertaking which is owned by, or holds its interests in, Femsa exclusively on behalf of some or all of the Trust Beneficiaries or (B) the Trust Beneficiaries otherwise continue to Control Femsa;

(iv)	any person other than the Trust Beneficiaries becomes a party to the Trust Agreement or enters into any other arrangement pursuant to which such person holds or shares voting power over any of the shares in Femsa which are subject to the Trust Agreement, unless (A) one or more of the Trust Beneficiaries collectively continue to have the power, directly or indirectly, to control the election of a majority of the directors of Femsa and (B) none of the Trust Beneficiaries has any agreement or arrangement with any such other person (other than a nominee or Trust Beneficiary) the effect of which would be to give such other person the ability to exercise voting power over the shares in Femsa which are subject to the Trust Agreement; or

(v)	a Change of Control occurs,

and, subject to Clauses 8.2 and 8.3, upon the occurrence of any event described in subsections (i) through (v) of this Clause 8.1,

(a)	Femsa shall procure that the Femsa H-Representatives shall promptly resign as members of the H-Supervisory Board; and

(b)	Femsa shall immediately cease to be entitled to nominate any persons for election to the H-Supervisory Board,

provided, however that if:

(A) an event occurs under Clause 8.1(iii) and/or (iv); and/or

(B) a Change of Control occurs in which the person acquiring Control of Femsa, together with any Affiliates of such acquiring person, is not engaged (and does not thereafter become engaged) anywhere in the world in the manufacture of the Heineken Products (as such term is defined in the Share Exchange Agreement), then

Femsa shall maintain the right to appoint one Femsa nominee to be a member of the H-Supervisory Board (being the Second Femsa H-Representative) for so long as Femsa is not in breach of Clauses 8.1(ii) and (iii) and Clause 8.2.

8.2	For so long as the Femsa Parties and/or their Affiliates are the legal or Beneficial Owner of an Economic Interest representing not less than 7% of HNV, Femsa shall maintain the right to nominate one member (and only one member) of the H-Supervisory Board (being the First Femsa H-Representative) and all of its ancillary governance rights in relation to HNV (as set out in Clauses 5-7). The events described in this Clause 8.2 and Clause 8.1(ii) shall apply mutatis mutandis with the same ramifications as described in sub (a) and (b) of Clause 8.1.

8.3	If at any time the aggregate shareholdings of the Femsa Parties and/or their Affiliates shall decrease below the threshold set out in Clauses 8.1(i) or 8.2 (as the case may be), Femsa shall have 30 (thirty) Trading Days after the occurrence of such decrease in which to remedy any such decrease and provided that the shareholding is restored to such threshold percentage or more within 30 (thirty) Trading Days after the occurrence of such decrease, Femsa’s nomination rights pursuant to Clause 2 and all ancillary governance rights shall be restored and for the purpose of any Clause in this Agreement, Femsa shall be deemed to have retained at all times its right to nominate two members of the H-Supervisory Board and all ancillary governance rights (as set out in Clauses 5-7).

8.4	Femsa shall maintain the right to nominate a member to the HH-Board of Directors unless and until it ceases to have the right to appoint the First Femsa H-Representative under Clauses 8.2 and 8.3. Upon the loss of such right:

(a)	Femsa shall procure that the Femsa HH-Representative shall promptly resign as member if the HH Board of Directors; and

(b)	Femsa shall immediately cease to be entitled to nominate any persons for election as member on the HH-Board of Directors.

Clause 9 Standstill

9.1	Except as provided in Clause 9.2 and Clause 9.3, the Femsa Parties agree and undertake towards HNV, Holding and L’Arche Green that they shall not, and shall procure that no member of the Femsa Group shall, directly or indirectly, acquire, offer or propose to acquire or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another person (whether by way of merger, consolidation or otherwise), by joining a partnership, syndicate or other group or otherwise, an Economic Interest of more than 20% in HNV or more than 20% of all outstanding Holding Shares (in each case, such capped percentages to be referred to as a “Voting Ownership Cap”) and, in relation to HNV, such Voting Ownership Cap shall be deemed to take account of all HNV Shares held as treasury shares, it being understood that for purposes of this Agreement, such ownership includes ownership by any member of the Femsa Group who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security (in either case, “Beneficial Ownership”); provided that for purposes of determining Beneficial Ownership, a person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

9.2	If at any time the Femsa Group exceeds the relevant Voting Ownership Cap, then the Femsa Parties shall, as soon as is reasonably practicable (but in no event longer than sixty (60) days after the occurrence of such event), forthwith sell, transfer, assign or otherwise dispose of (“Transfer”) such number of Shares sufficient to reduce the amount of HNV Shares or Holding Shares owned by them and members of the Femsa Group so as to comply with the applicable Voting Ownership Cap.

9.3	Notwithstanding any other provision of this Agreement, in no event may either Femsa Party or any members of the Femsa Group, directly or indirectly, including through any agreement or arrangement, exercise any voting rights, during the term of this Agreement, in respect of any Shares Beneficially Owned by either of them and any members of the Femsa Group, if and to the extent such shares are in excess of the applicable Voting Ownership Cap.

9.4	Neither Femsa Party shall be considered in breach of this Agreement and the provisions set out in Clauses 9.1 through 9.3 of this Agreement shall not apply:

(a)	if as a result of a share buy back programme, repurchase or cancellation of Shares by HNV or Holding, the Femsa Parties and any member of the Femsa Group are in possession of Shares in excess of the applicable Voting Ownership Cap; or

(b)	if a Third Party has announced or made an Offer for all of the HNV Shares or Holding Shares not then held by the Third Party or any person acting in concert with the Third Party and which is recommended to the shareholders of HNV by the H-Supervisory Board or to the shareholders of Holding by the HH-Board of Directors and which would (were such Offer to become or be declared unconditional in all respects) result in the Third Party and any person acting in concert with the Third Party in the aggregate owning more than 50% of all issued and outstanding HNV Shares or Holding Shares as the case may be.

Clause 10 Reverse Standstill

The Heineken Parties shall not (and shall procure that no member of the Heineken Group shall) without the written consent of Femsa, directly or indirectly, either alone or acting in concert with others, acquire any interest in any of the securities of Femsa; provided however that the restriction set out in this Clause 10 shall no longer apply if a Third Party Unconnected With HNV makes an Offer for Femsa which, if implemented, would result in a Change of Control.

Clause 11 Restrictions on Transfer

11.1	The right of either Femsa Party and/or any member of the Femsa Group to Transfer their Shares is subject to the restrictions set forth in this Clause 11, and no Transfer of such Shares by a Femsa Party or any member of the Femsa Group may be effected except in compliance with this Clause 11.

11.2	From the date hereof through and including the fifth anniversary of this Agreement, without the prior written consent of HNV and Holding, each Femsa Party shall not, and the Femsa Parties shall procure that any member of the Femsa Group shall not, Transfer, or agree to Transfer, directly or indirectly, any of their Shares; provided that the foregoing restriction shall not at any time be applicable to:

(a)	transfers to either Femsa Party or to an Affiliate of Femsa which, in either event, signs a deed of adherence to be bound by this Agreement as fully as if it were an initial signatory hereto; or

(b)	transfers from and after the third anniversary of this Agreement provided, however, that the Femsa Parties and/or Femsa’s Affiliates shall not Transfer HNV Shares and/or Holding Shares representing more than 1% of all outstanding Shares of each of Holding and HNV in any calendar quarter; or

(c)	transfers from and after the third anniversary of this Agreement, in any private block sale outside the facilities of a stock exchange so long as L’Arche Green (as to Holding Shares) or Holding (as to HNV Shares) is first given the opportunity to acquire such shares at the market price thereof upon written notice (the “Sale Notice”) not less than 30 (thirty) business days prior to the proposed date of sale, in accordance with Clause 11.4; or

(d)	pledges or grants of a security interest in any Shares in favour of financial institutions and, in case such security rights would be foreclosed in accordance with their terms and conditions, any Transfers resulting therefrom, provided that:

i.	such Transfers are notified in writing to, and acknowledged by, HNV or Holding (as the case may be) and HNV or Holding (as the case may be) undertakes to give such acknowledgement promptly provided that such Transfers are in compliance with the terms of this Clause 11.2(d); and

ii.	are made in the context of any arrangement or agreement that is on arm’s length terms; and

iii.	the Femsa Parties shall grant such security interests only on terms that, in the event of any foreclosure or exercise by such financial institution of such security interest, the financial institution shall ensure any disposals of the Shares are effected via Orderly Market Arrangements; or

(e)	any disposal pursuant to an offer by Holding or HNV made generally to the public to (re)purchase Shares; or

(f)	any disposal required by law or by any competent authority and which is expressed to be required in relation to the Shares; or

(g)	from and after the first anniversary of this Agreement, any disposal required in order to:

i.	maintain Femsa’s exemption from, or in order for Femsa otherwise not to be subject to, the U.S. Investment Company Act of 1940 (“40 Act”), as amended; or

ii.	avoid classification as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder;

in each case subject to such disposals being effected via Orderly Market Arrangements, and provided that Femsa has not failed to use commercially reasonable endeavours to maintain its exemption from the 40 Act or to avoid becoming a PFIC; or

(h)	any disposal to ensure that Femsa or its Affiliates (either alone or together with its Affiliates or any person acting in concert with each of them) is not obliged or required to make any mandatory offer to acquire Shares.

11.3	The restrictions set out in Clause 11.2 shall not apply in the event that a Third Party has announced or made an Offer for all of the HNV Shares or Holding Shares, as the case may be, not then held by the Third Party or any person acting in concert with the Third Party and which would (were such Offer to become or be declared unconditional in all respects) result in the Third Party and any person acting in concert with the Third Party in the aggregate owning more than 50% of all HNV Shares or Holding Shares, as the case may be.

11.4	In the event of any sale contemplated under Clause 11.2(c) hereof, the applicable Femsa Party shall give the Sale Notice stating its bona fide intention to sell such Holding Shares and/or HNV Shares and the number of such Shares to be so sold and:

(a)	within twenty (20) days after receipt of a Sale Notice, any Heineken Party may elect to purchase or otherwise acquire, all or any portion of the Shares described in the Sale Notice. The price at which the Heineken Parties may purchase or otherwise acquire such Shares shall be the average of the Volume Weighted Average Prices of the relevant Shares, as applicable, for the seven consecutive Trading Day period ending on the Trading Day immediately preceding the date of the Sale Notice, and shall be paid in Euro; and

(b)	if all the Shares described in the Sale Notice are not elected to be purchased by the Heineken Parties as provided above, the applicable Femsa Party and/or any member of the Femsa Group may, during the sixty (60) day period following the expiration of the period to elect to purchase the Shares described in Clause 11.4(a), offer and sell the remaining portion of the Shares to any person in a private block sale as described in Clause 11.2(c). If the applicable Femsa Party and/or any member of the Femsa Group do not sell the remaining Shares within such sixty (60) day period, the rights provided to the Heineken Parties hereunder shall be deemed to be revived and any sale of Shares by the Femsa Parties and/or any member of the Femsa Group shall not be permitted except in accordance with this Clause 11.4.

11.5	Following the third anniversary of the date of this Agreement, Femsa shall be permitted to dividend or distribute to its shareholders any Holding Shares and/or HNV Shares without the prior written consent of Holding or HNV. Upon any such distribution which results in the Voting Trust being the legal or Beneficial Owner of an Economic Interest representing 7% or more of HNV and the Voting Trust entering into a deed of adherence to be bound to this Agreement as fully as if it were an initial signatory hereto, the Voting Trust shall be vested in all of the rights of Femsa to appoint the First Femsa H-Representative, who shall be appointed as member of the H-Supervisory Board and a member of the HH-Board of Directors. The Voting Trust shall maintain the right to nominate the First Femsa H-Representative and all of the governance rights in relation to HNV ancillary thereto, unless and until any of the following events occur:

(a)	the Voting Trust ceases to be the legal or Beneficial Owner of an Economic Interest representing 7% or more of HNV; or

(b)	the Voting Trust fails to be in material compliance with the Principal Terms of this Agreement (via the deed of adherence); or

(c)	the Voting Trust is terminated, dissolved or declared null by a competent court or otherwise, except in circumstances where (A) all of the interests of the Trust in HNV are acquired by some or all of the Trust Beneficiaries or any vehicle or undertaking which is owned by, or holds its interests in the HNV Shares exclusively on behalf of some or all of the Trust Beneficiaries, or (B) the Trust Beneficiaries otherwise continue to control the exercise of the votes of at least 67% of the Shares previously held by the Voting Trust; or

(d)	any person other than the Trust Beneficiaries becomes a party to the Trust Agreement or enters into any other arrangement pursuant to which such person holds or shares voting power over any of the HNV Shares unless one or more of the Trust Beneficiaries continue(s) to control the exercise of the votes of at least 67% of the Shares held by the Voting Trust.

11.6	Each of HNV and Holding (as the case may be) undertakes to maintain the exemption from registration under Rule 12g3-2b of the U.S. Securities Exchange Act 1934, as amended, if they continue to be eligible therefor, unless either HNV or Holding elect to become subject to the periodic reporting or other informational requirements under the U.S Securities Exchange Act 1934, as amended, in which case it will file reports and other information required thereunder with the U.S Securities and Exchange Commission.

11.7	If at any future date Femsa determines, subject to the terms of this Agreement, to dividend or distribute any of the Shares then HNV and Holding shall at the request of Femsa discuss the provision of reasonable assistance to Femsa in connection with compliance with any regulatory requirements of such dividend or distribution and HNV and Holding shall provide the reasonable assistance but this shall not require HNV or Holding to become subject to the registration, reporting or listing requirements of any jurisdiction or stock exchange.

Clause 12 Femsa Anti-Dilution Rights

12.1	From the date of this Agreement, if Holding or HNV determines to issue any Shares for cash, it shall, unless Femsa otherwise gives its prior written consent, offer to the Femsa Parties the right to subscribe, on the same terms, including as to timing, as others to whom such Shares are offered for subscription, for such number of those Shares as is equal to the Femsa Parties’ percentage shareholding in Holding or HNV (as the case may be) immediately prior to such issue, provided that in the event that the total number of Shares to be offered to the Femsa Parties includes a fraction, such number shall be rounded up to the nearest whole number.

12.2	The provisions of Clause 12.1 shall not apply in relation to:

(a)	any issue of Shares for a consideration other than cash (other than an issue of Shares in exchange for the shares of a vehicle the assets of which comprise substantially cash); or

(b)	the grant of options or awards under any share incentive schemes and the issue of Shares pursuant to the exercise of rights or grant of awards under such schemes; or

(c)	the issue of Shares to directors on the boards of Holding and/or HNV pursuant to their terms of appointment.

12.3	If any mandatory merger or other regulatory clearances are required in any relevant jurisdiction before either Femsa Party (or any of their Affiliates) can obtain the benefit of any provision of this Clause 12 Holding and HNV shall, within the constraints of its timetable for the relevant issue, use all reasonable endeavours to obtain, and shall provide Femsa (or any of its Affiliates) with all reasonable assistance in obtaining, such mandatory merger or other regulatory clearances.

12.4	Neither Holding nor HNV shall propose or recommend or vote in favour of or otherwise support any amendment to (i) the HH-Articles or (ii) the H-Articles, the H-Supervisory Board Regulations, the Americas Committee Regulations or the Preparatory Committee Regulations respectively which would be inconsistent with, or in violation of, any of the provisions of this Agreement.

Clause 13 [deliberately blank]

Clause 14 Non-Solicit

Until the second anniversary of the date of this Agreement, HNV shall not and shall procure that its Affiliates shall not solicit, recruit or hire any person who at any time on or after the date of this Agreement is a Femsa Group Employee (as hereinafter defined); provided, that the foregoing shall not prohibit (i) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Femsa Group Employees or (ii) HNV or any of its Affiliates from soliciting, recruiting or hiring any Femsa Group Employee who has ceased to be employed or retained by Femsa, or any of its Affiliates for at least 12 months, except as provided in the Ancillary Agreements (as defined in the Share Exchange Agreement). For purposes of this Clause 14, “Femsa Group Employees” means, collectively, officers, directors and senior or managerial executives of Femsa and its Affiliates, excluding the Femsa Beer Subsidiary and its Subsidiaries.

Clause 15 Term

At such time as Femsa and the Voting Trust cease to have the right to nominate any Femsa H-Representatives or Femsa HH-Representative, then:

(a)	without prejudice to Clause 8.3, Femsa or the Voting Trust (as the case may be) shall, if so requested by HNV or Holding respectively, procure forthwith the resignation of the Femsa H-Representative(s) or Femsa HH-Representative (as the case may be) from the H-Supervisory Board and the HH-Board of Directors, respectively; and

(b)	Clauses 9, 18 and 20 shall continue in effect for the periods stated therein and if no period is stated for as long as Femsa and its Affiliates own any HNV Shares, and all other provisions of this Agreement shall cease to be of any effect, provided that Clause 11 shall also continue in effect for the period stated therein if Femsa and the Voting Trust ceases to have the right to nominate any Femsa H- Representatives or Femsa HH-Representative solely as a result of being in breach of Clause 8.1(ii).

Clause 16 Representations and Warranties

16.1	Each Femsa Party, hereby represents and warrants as follows:

(a)	Authorization; Enforceability. Such Femsa Party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement have been duly authorized by all necessary action on the part of such Femsa Party, to the extent required by such Femsa Party. This Agreement constitutes the legal, valid and binding obligation of such Femsa Party, enforceable against such Femsa Party in accordance with its terms.

(b)	No Conflicts, Consents.

1.	The execution, delivery and performance by such Femsa Party of this Agreement does not and will not: (i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of such Femsa Party; (ii) conflict with or violate any law applicable to such Femsa Party or by which any property or asset of such Femsa Party is bound or affected; or (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of or notice to any person pursuant to any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other contract to which such Femsa Party is a party or by which such Femsa Party or any of its properties, assets or rights are bound or affected.

2.	Except as otherwise contemplated under the Share Exchange Agreement, such Femsa Party is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any governmental authority in connection with the execution, delivery and performance by Femsa of this Agreement.

16.2	Each Heineken Party, severally and not jointly, represents and warrants as follows:

(a)	Authorization; Enforceability. Such Heineken Party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement have been duly authorized by all necessary action on the part of such Heineken Party, to the extent required by such Heineken Party. This Agreement constitutes the legal, valid and binding obligation of such Heineken Party, enforceable against such Heineken Party in accordance with its terms.

(b)	No Conflicts, Consents.

1.	The execution, delivery and performance by such Heineken Party of this Agreement does not and will not: (i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of such Heineken Party; (ii) conflict with or violate any law applicable to such Heineken Party or by which any property or asset such Heineken Party bound or affected; or (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of or notice to any Person pursuant to any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other contract to which such Heineken Party is a party or by which such Heineken Party or any of its properties, assets or rights are bound or affected.

2.	Except as otherwise contemplated under the Share Exchange Agreement, such Heineken Party is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any governmental authority in connection with the execution, delivery and performance by such Heineken Party of this Agreement.

Clause 17 Information

17.1	Each Femsa Party, on the one hand, and Holding and HNV, on the other hand, will supply to the other such information as is reasonably required by the other for accounting, tax, disclosure or other purposes at such times as required to comply with regulatory requirements or as reasonably requested by the other (it being understood in the case of information requested by the Femsa Parties or Holding or HNV that such other information shall be in the form reasonably determined by a Femsa Party or Holding or HNV (as the case may be)) to be appropriate in the circumstances taking into account the purpose for which such Femsa Party or Holding or HNV requires the information. Notwithstanding the foregoing, HNV and Holding shall not be required to supply information requested by a Femsa Party that, in the reasonable opinion of Holding or HNV, as the case may be, or the reasonable opinion of their respective legal counsel, (i) qualifies as “inside information” within the meaning of the Dutch Act on Financial Supervision (“DFSA”) or (ii) the supply of which would be in breach of article 5:57 of the DFSA.

17.2	Subject to Clause 17.1, Femsa shall have the right to receive copies of the following:

(a)	the notice and description of any arrangements between L’Arche Green and Holding on the one hand and HNV and any members of the Heineken Group on the other hand; and

(b)	the information set out in Schedule 9;

and the Parties will discuss in good faith the manner in which Femsa will receive the information it requires to reconcile HNV and Holding’s financial information for the financial year 2010 with Mexican GAAP for the purposes of its own financial reporting for that financial year.

17.3

Each of the Femsa H-Representatives and the Femsa HH-Representative understands and acknowledges that his ability to communicate any information acquired by him in his capacity as a board member in relation to Holding or HNV and any members of the Heineken Group to Femsa or any Affiliate of Femsa (as the case may be) is subject always (i) the limitation of article 5:57 of the DFSA and (ii) there being no ponderous interest within the meaning of article 2:107 of the Dutch Civil Code of HNV or Holding, as the case may be, against such communication and always provided that Femsa or such Affiliate observes its duty of confidentiality under Clause 18. A protocol shall implement the provisions of this Clause 17.3 and detail when and to what extent the Femsa H-Representatives and the Femsa HH-Representative can share information with Femsa in accordance with the provisions of this Clause 17.3, their fiduciary duties as a board member of Holding or HNV and their duty of confidentiality contained in Clause 18.3. As soon as practicable following the Closing Date, the Parties shall enter into good faith negotiations to agree upon such protocol.

17.4	Holding and HNV shall supply to Femsa (i) as soon as available, their audited consolidated financial statements for each financial year and their consolidated financial statements for each semi-annual period (including a quarterly breakdown) and (ii) at the same time as they are dispatched, all documents made available to their shareholders (or any class of them) or their creditors generally. For the avoidance of doubt, Holding and HNV acknowledge that Femsa may be required to make filings with regulatory authorities in the United States and Mexico that include such audited consolidated financial statements and will cooperate with Femsa, at Femsa’s expense, in (1) providing Femsa reasonable assistance in connection with any required reconciliation of such statements and (2) obtaining any consents from their auditors in connection with such filings.

Clause 18 Confidentiality

18.1	Subject to Clause 18.2, the Parties shall not disclose to any person the fact that they have entered into this Agreement, or any of its terms, conditions or other facts related to this Agreement and shall keep confidential all information of a confidential nature regarding the business and financial affairs of the Heineken Group or the Femsa Group (including for the avoidance of doubt, information provided under Clause 17 and/or Schedule 9).

18.2	Each Party shall be entitled to disclose confidential information relating to the Heineken Group or the Femsa Group, as applicable, (including, without limitation, information supplied to it pursuant to Clause 17 and/or Schedule 9):

(a)	to any of its officers, employees, auditors, bankers or professional advisers, whose position makes it necessary or desirable to know that information in order to assist Femsa or HNV or Holding, as applicable; provided that the recipient thereof agrees to be bound by the same duty of confidentiality as applies to the disclosing Party and that such Party shall be responsible for any breach of confidentiality by such recipient; or

(b)	if such information has ceased to be confidential as a result of having become public without breach of this Agreement or any other duty of confidentiality relating to that information of which the relevant Party was aware; or

(c)	as may be required by law, rules or regulations or by any relevant securities exchange or governmental authority, regulatory body or antitrust authority to which Femsa or HNV or Holding is subject (wherever situated), including information required to be disclosed in any shareholder circular, or for tax or accounting purposes, whether or not the requirement for disclosure of such information has the force of law; or

(d)	as may be required for the purpose of any arbitral or judicial proceedings arising out of this Agreement or the Related Agreements; or

(e)	with the consent of the board of directors of the other Party,

18.3

Subject to Clause 18.4, the Parties acknowledge that in accordance with applicable law and regulations, all members of the HH-Board of Directors and the H-Supervisory Board shall treat all information and documentation acquired in connection with their service or position as a member of the HH-Board of Directors or the H-Supervisory Board, as the case may be, with the necessary discretion and, in the case of confidential information, with appropriate confidentiality. Except as permitted to the Femsa H-Representatives and the Femsa HH-Representative under Clause 17.3, confidential information shall not be disclosed by any such member outside the HH-Board of Directors or the H-Supervisory Board, made public or otherwise made available to third parties, even after resignation from the HH-Board of Directors or the H-Supervisory Board, unless such confidential information can be disclosed by any Party pursuant to Clause 18.2.

18.4	Without prejudice to Clause 17.3, the Parties furthermore acknowledge that, in the course of the performance of their respective duties as members of the HH-Board of Directors or the H-Supervisory Board, the Femsa HH-Representative and the Femsa H-Representatives may acquire competitively or commercially sensitive information regarding the business of HNV and that, in order to safeguard such competitively or commercially sensitive information the HH-Board of Directors and the H-Supervisory Board may implement such procedures and screens as they shall in their reasonable judgment upon the advice of legal counsel deem reasonably necessary.

Clause 19 Miscellaneous

19.1	Immediately after the date hereof, the following documents shall, insofar as necessary, be amended in order to give effect to the agreements set out in this Agreement:

(a)	the H-Articles; and

(b)	the H-Supervisory Board Regulations; and

(c)	the Preparatory Committee Regulations; and

(d)	the HH-Articles; and

(e)	the Americas Committee Regulations.

19.2	HNV and Holding undertake towards Femsa to take all actions that are necessary or that would help to ensure that the composition of the HH-Board of Directors, the H-Supervisory Board, the Preparatory Committee and the Americas Committee shall be in accordance with the terms and conditions set out in this Agreement and that this Agreement is otherwise implemented in full upon closing of the Transaction.

19.3	In the event of a conflict between the provisions of this Agreement, the HH-Articles and the H-Articles (and any other document in connection with the Transaction), all Parties shall use their best endeavours to procure that the HH-Articles and the H-Articles will be amended to reflect the contents of this Agreement to the extent permitted under the laws of the Netherlands.

19.4	So long as each Femsa Party is in compliance with the terms of this Agreement, HNV, Holding and L’Arche Green shall procure that without the approval of the Femsa HH-Representative or the Femsa H-Representative, as applicable, neither the HH-Articles nor the H-Articles shall be amended in a manner that would adversely affect or diminish the rights of Femsa under this Agreement.

19.5	Each Party waives any rights that it may have under article 6:228, article 6:265 or article 6:230 of the Dutch Civil Code or otherwise, to rescind (ontbinden), to annul (vernietigen) to amend (wijzigen) or to terminate (opzeggen) this Agreement in whole or in part.

19.6	Neither this Agreement nor any of the rights, interests or obligations under it may be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties to this Agreement and their respective successors and permitted assigns.

19.7	Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

19.8	The delivery of fully executed counterparts of this Agreement by each Femsa Party (and any assignee of Femsa pursuant to Section 10.10 of the Share Exchange Agreement) and each Heineken Party shall be a condition to the closing of the Transaction under the Share Exchange Agreement. Unless and until the closing of the Transaction under the Share Exchange Agreement, this Agreement shall be without any force or effect.

19.9	The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance (nakoming) of the terms hereof, in addition to any other remedy at law or equity.

19.10	For the avoidance of doubt, the Parties hereby confirm that the scope of this Agreement is limited to only those matters expressly provided for herein and that the purpose of the Agreement is for HNV and Holding to allow Femsa participation in the governance of Holding and HNV on the basis set out in this Agreement and in consideration for Femsa’s willingness to combine its beer business with that of HNV in exchange for Shares in accordance with the Share Exchange Agreement and the other transaction documents pursuant thereto. The Parties hereby confirm that other than the obligation of L’Arche Green or Holding, as the case may be, to support the appointment and functioning of the Femsa H-Representatives and the Femsa HH-Representative in accordance with the terms of this Agreement, this Agreement does not have as its scope or purpose, and does not contain any provisions that would:

(a)	give either Femsa Party or the Femsa Group any right or control or influence or consultation right or other form of cooperation with L’Arche Green or Holding as to the way L’Arche Green or Holding exercise their governance rights in relation to Holding or HNV;

(b)	limit L’Arche Green or Holding in exercising all rights attached to their Holding Shares or HNV Shares or taking all other strategic and other steps in relation to Holding or HNV independently and at their sole discretion and without any requirement to consult or cooperate with anyone such as Femsa or the Femsa Group and nothing in this Agreement shall restrict the powers of L’Arche Green or Holding in this respect;

(c)	give L’Arche Green or Holding any right or control or influence or other form of cooperation with Femsa or the Femsa Group as to the way Femsa or the Femsa Group will exercise the voting rights attached to their Holding Shares or HNV Shares or as to how the Femsa H-Representatives or the Femsa HH-Representative will perform their duties;

(d)	limit Femsa or the Femsa Group in exercising all voting rights attached to their Holding Shares or HNV Shares independently and at their sole discretion and without any requirement to consult or cooperate with anyone such as L’Arche Green or Holding and nothing in this Agreement shall restrict the powers of Femsa or the Femsa Group in this respect; or

(e)	create a cooperation among the Parties with the objective that Femsa or the Femsa Group, or any of Femsa and Holding or Femsa and L’Arche Green acting jointly will acquire any preponderant influence (overwegende zeggenschap) within the meaning of the DFSA over HNV or Holding.

Clause 20 Governing law and jurisdiction

20.1	This Agreement and the rights and obligations of the Parties hereunder shall be governed by and interpreted exclusively in accordance with the laws of the Netherlands.

20.2	All disputes in connection with this Agreement shall be finally settled by arbitration in accordance with the Commercial Rules of Arbitration of the International Chamber of Commerce (the “Arbitral Rules”). The arbitral tribunal shall be composed of three arbitrators, one appointed by the Heineken Parties and one appointed by Femsa, in accordance with the Arbitral Rules. The place of arbitration shall New York, N.Y., United States of America. The language of the arbitration will be English. The arbitrators shall make their award according to the rules of law. The costs of arbitration shall be split equally between Femsa, on the one hand, and the Heineken Parties, on the other hand, or as otherwise apportioned in the arbitration award. Judgement upon the award may be entered in any court having jurisdiction thereof.

20.3	Nothing in this Agreement shall preclude any Party from obtaining interim relief from an authorised court of law. Each of HNV and Holding hereby irrevocably and unconditionally authorise Femsa in accordance with article 2:346 under c of the Dutch Civil Code to initiate inquiry proceedings before the Enterprise Chamber (Ondernemingskamer) of the Court of Appeal in Amsterdam, the Netherlands.

In witness whereof this Agreement was executed by the Parties on the date first above written,

/s/ Helene S. Cohen
CB Equity LLP By: Helene S. Cohen

[Signature Page to Corporate Governance Agreement]

In witness whereof this Agreement was executed by the Parties on the date first above written,

/s/ Carlos Eduardo Aldrete Ancira
Fomento Económico Mexicano, S.A.B. de C.V. By: Carlos Eduardo Aldrete Ancira

[Signature Page to Corporate Governance Agreement]

In witness whereof this Agreement was executed by the Parties on the date first above written,

/s/ J.F.M.L. van Boxmeer	/s/ D.R. Hooft Graafland
Heineken N.V.	Heineken N.V.

By: J.F.M.L. van Boxmeer	By: D.R. Hooft Graafland

[Signature Page to Corporate Governance Agreement]

In witness whereof this Agreement was executed by the Parties on the date first above written,

/s/ C.L. de Carvalho	/s/ M. Das
Heineken Holding N.V.	Heineken Holding N.V.

By: C.L. de Carvalho	By: M. Das

[Signature Page to Corporate Governance Agreement]

In witness whereof this Agreement was executed by the Parties on the date first above written,

/s/ M. Das
L’Arche Green N.V.

By: M. Das

[Signature Page to Corporate Governance Agreement]

Schedule 1 – Definitions

“Affiliate”	means with respect to any person, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person, but in the context of Femsa shall not include the Coca Cola company and shall include the Voting Trust and the Trust Beneficiaries. For the purposes of this definition, “control” and “controlled”, when used with respect to any person, means that such person and persons acting together with such person have the right, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, to exercise or control the exercise of more than 50% of the votes of equity holders in that entity;

“Agreement”	means this agreement and all of its Schedules;

“Allotted Share Delivery Instrument”	means the Allotted Share delivery agreement by and between HNV, Femsa and CB Equity LLP, to be entered into on the date of this Agreement;

“Allotted Shares”	means the shares of HNV which remain from time to time undelivered under the Allotted Share Delivery Instrument;

“Americas Committee”	means a committee of the H-Supervisory Board that has been, inter alia, established to oversee the strategic direction of the business of the Heineken Group;

“Americas Committee Regulations”	means the internal rules of procedure of the Americas Committee as set out in Schedule 7;

“Arbitral rules”	has the meaning ascribed to it in Clause 20.2;

“Beneficial Owner”	means the holder of Beneficial Ownership;

“Beneficial Ownership”	has the meaning ascribed to it in Clause 9.1;

“Change of Control”	means any person and persons acting in concert with such person acquiring Control of Femsa including but not limited to by means of tender offers (ofertas públicas de compra), provided however that a transfer of Control from one Affiliate of Femsa to another shall not constitute a Change of Control;

“Closing”	has the meaning given in the Share Exchange Agreement;

“Control”

means in relation to Femsa:

(a)    direct or indirect ownership of more than 50% of the B shares in Femsa or any class of securities having the power to elect a majority of the Board of Directors of Femsa; or

(b)    the right, directly or indirectly, to exercise or control the exercise of more than 50% of the votes of the B shares in Femsa or any class of securities of Femsa having the power to elect a majority of the Board of Directors of Femsa;

“Controlling Families”	means the Garza Laguera Gonda family, the Calderon Rojas family, the Bailleres family, the Garza Garza family, the Michel Suberville family, the Guichard Michel family and the David Michel family;

“DFSA”	has the meaning ascribed to in Clause 17.1;

“Direct Lineal Descendants”	means the direct lineal descendants of the Controlling Families and spouses of such direct lineal descendants, together with the parents of the members of the Controlling Families;

“Economic Interest”	means an economic interest in HNV (whether direct or indirect (including via a shareholding in Holding)), which shall be deemed for the purposes of this calculation to include any Allotted Shares, and in relation to such Allotted Shares on the assumption that (i) such Allotted Shares will be existing (and not newly issued) HNV Shares and (ii) that any shares that have been settled in cash pursuant to the Allotted Share Delivery Instrument shall be deemed to be held by Femsa;

“Financial Information”	has the meaning ascribed to it in Clause 17.2;

“First Femsa H-Representative”	has the meaning ascribed to it in Clause 2.1;

“Femsa”	means a legal entity incorporated under the laws of Mexico, having its official seat in Monterrey, Mexico and its place of business at General Anaya 601 Poniente, Colonia Bella Vista, Monterrey, NL 64410, Mexico;

“Femsa Beer Subsidiary”	means Emprex Cerveza, S.A de C.V.;

“Femsa Group”	means the Femsa Parties and their Subsidiaries;

“Femsa Group Employees”	has the meaning ascribed to it in Clause 14;

“Femsa H-Representative”	means the First Femsa H-Representative or the Second Femsa H-Representative, as the case may be;

“Femsa HH-Representative”	has the meaning ascribed to it in Clause 3.1;

“Femsa Parties”	means Femsa and CB EQUITY LLP.

“H-Articles”	means the articles of association of HNV;

“HH-Articles”	means the articles of association of Holding;

“HH-Board of Directors”	means the board of directors of Holding;

“H-Supervisory Board”	means the supervisory board of HNV;

“H-Supervisory Board Regulations”	means the internal rules of procedure of the H-Supervisory Board as set out in Schedule 5;

“Holding”	means a public company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, and its place of business at Tweede Weteringplantsoen 5, 1017 ZD Amsterdam, the Netherlands;

“Holding Shares”	means any and all issued and outstanding ordinary shares in the share capital of Holding;

“Heineken Group”	means HNV and Holding and their respective Subsidiaries, including the Femsa Beer Subsidiary;

“Heineken Parties”	means Holding, HNV and L’Arche Green;

“HNV”	means a public company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, and its place of business at Tweede Weteringplantsoen 21, 1017 ZD Amsterdam, the Netherlands;

“HNV Shares”	means any and all issued and outstanding ordinary shares in the share capital of HNV;

“L’Arche Green”	means a public company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, and its place of business at Tweede Weteringplantsoen 5, 1017 ZD Amsterdam, the Netherlands;

“Offer”	means a public takeover bid for the Shares in accordance with the provisions of the DFSA;

“Orderly Market Arrangements”	means any sale of Shares through the facilities of a stock exchange on which either the HNV Shares or the Holding Shares are listed through a broker to be nominated by HNV or Holding;

“Party”	means a party to this Agreement;

“Preparatory Committee”	means the preparatory committee of the H-Supervisory Board;

“Preparatory Committee Regulations”	means the internal rules of the Preparatory Committee;

“Principal Terms”	means the terms and provisions set forth in Clauses 2.8, 3.4, 8.1(a), 9 and 11 of this Agreement;

“Second Femsa H-Representative”	has the meaning ascribed to it in Clause 2.1;

“Sale Notice”	has the meaning ascribed to it in Clause 11.2(c);

“Shares”	means HNV Shares and/or Holding Shares as the case may be;

“Share Exchange Agreement”	has the meaning ascribed to it in recital A;

“Subsidiary”	means, with respect to any person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such person or by any one or more of its Subsidiaries, or by such person and one or more of its Subsidiaries or (b) such person or any other Subsidiary of such person is a general partner (excluding any such partnership where such Person or any Subsidiary of such person does not have a majority of the voting interest in such partnership);

“Third Party Unconnected With HNV”	means any person unconnected with, not acting in accordance with the directions of, or not acting pursuant to an arrangement or understanding with, HNV or Holding or any member of the Heineken Group or any person acting in concert with HNV or Holding or any member of the Heineken Group;

“Third Party”	means any person unconnected with, not acting in accordance with the directions of, or not acting pursuant to an arrangement or understanding with, Femsa or any person acting in concert with Femsa;

“Trading Days”	means any day on which Euronext Amsterdam is open for trading (but shall not include any such day where Femsa would be prohibited from dealing by any law or regulation);

“Transaction”	has the meaning ascribed to it in recital C;

“Transfer”	has the meaning ascribed to it in Clause 9.2;

“Trust Agreement”	means the Trust Agreement dated as of 8 August 2005 and entered into by Banco Invex, S.A. Institucion de Banca Multiple, Invex Grupo Financiero as trustee and the Trust Beneficiaries;

“Trust Beneficiaries”

means the parties to the Trust Agreement who are “Fideicomitentes-Fideicomisarios” at the date of this Agreement and persons who become parties to the Trust Agreement by virtue of being:

(i) Direct Lineal Descendants, including any trusts of which such persons are the sole beneficiaries and (any companies controlled, directly or indirectly, by such persons); or

(ii) Trust Successors; or

(iii) Trust Company Successors;

“Trust Company Successors”	means (i) any company that succeeds to or acquires the business or assets of a company that is a party, from time to time, to the Trust Agreement; or (ii) the shareholders from time to time of such a company;

“Trust Successors”	means (i) any trust, company or entity that succeeds to or acquires the assets of a trust that is a party, from time to time, to the Trust Agreement; or (ii) the beneficiaries of such a trust or any entity acting on their behalf;

“Volume Weighted Average Price”	means, on any date, the volume weighted average sale price per Holding Share or HNV Share, as applicable, on such date on Euronext Amsterdam;

“Voting Ownership Cap”	has the meaning ascribed to it in Clause 9.1;

“Voting Trust”	means the voting trust established pursuant to the Trust Agreement.

Schedule 2 – [deliberately blank]

Schedule 3 – HH-Articles

Articles of Association

Articles of Association Articles of Association

09

Heineken Holding N.V.

1

Articles of Association

Incorporated by deed executed on 27 March 1952
in the presence of civil-law notary W.W. Rutgers in Amsterdam.
The Articles of Association were last amended by deed
executed on 11 May 2009 in the presence of civil-law notary
Prof. D.F.M.M. Zaman in Rotterdam.
A ministerial declaration of no objection in respect of the
above-mentioned amendment was issued on 7 May 2009
under number N.V. 64.895.

Note on translation:
This is an English translation of a document drawn up in Dutch.
Every effort has been made to render the source text as literally as possible without compromising continuity. In the event
of any disparity between the Dutch original and this translation, the Dutch text will prevail.
In this translation, Dutch legal concepts are expressed in
English terms and may not be identical to the concepts described by those English terms as understood under the laws of
other jurisdictions.

Heineken Holding N.V.

Established in Amsterdam

2

Introductory article Definitions.

In these Articles of Association, the following terms shall have the meanings assigned below:

Share	a	"share": a share in the capital of the company; unless indicated otherwise, the term shall include both ordinary shares and priority shares;
Shareholder	b	"shareholder": a holder of one or more shares (expressly excluding Euroclear Nederland) or a participant in a collective deposit; unless indicated otherwise, the term shall include both holders of ordinary shares and holders of priority shares;
Admitted institution	c	"admitted institution": an admitted institution *(aangesloten instelling)* within the meaning of the Giro Securities Transfer Act *(Wet giraal effectenverkeer)*;
Auditor	d	"auditor": a *registeraccountant* or other auditor within the meaning of Section 393 of Book 2 of the Dutch Civil Code, or an organisation in which such auditors work together;
General meeting	e	"general meeting": the corporate body consisting of shareholders with voting rights and pledgees and usufructuaries in whom voting rights on shares are vested;
General meeting of shareholders	f	"general meeting of shareholders": a meeting of shareholders and other persons entitled to attend;
Participant	g	"participant": a participant in a collective deposit *(verzameldepot)*, within the meaning of the Giro Securities Transfer Act;
Subsidiary	h	"subsidiary": a subsidiary of the company within the meaning of Section 24a of Book 2 of the Dutch Civil Code;
Euroclear Nederland	i	"Euroclear Nederland": the central institute within the meaning of the Giro Securities Transfer Act, being Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V.;
Euronext	j	"Euronext": Euronext Amsterdam N.V.;
Central securities deposit	k	"central securities deposit": a giro deposit within the meaning of the Giro Securities Transfer Act;
Group company	l	"group company": a group company within the meaning of Section 24b of Book 2 of the Dutch Civil Code;
Financial statements	m	"financial statements": the balance sheet, the income statement with explanatory notes and if the company prepares consolidated financial statements, the consolidated financial statements;
Official Price List	n	"Official Price List": the Official Price List of Euronext or another official publication taking its place;
Meeting of priority shareholders	o	"meeting of priority shareholders": a corporate body consisting of holders of priority shares with voting rights and pledgees and usufructuaries in whom voting rights on priority shares are vested;
Board of Directors	p	"Board of Directors": the senior management of the company;
In writing	q	"in writing": by letter, fax, e-mail or another form of readable and reproducible electronic communication, provided the identity of the sender can be adequately established;
Corporate body	r	"corporate body": the Board of Directors, the meeting of priority shareholders or the general meeting;
Global certificate	s	"global certificate": the share certificate embodying all ordinary bearer shares;
Collective deposit	t	"collective deposit": a collective deposit *(verzameldepot)* within the meaning of the Giro Securities Transfer Act.

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Article 1 Name. Registered office.

Name and registered office
1 The name of the company is: Heineken Holding N.V.
2 It has its registered office in Amsterdam.

Article 2 Object.

Object
1 The object of the company is:
to participate in other enterprises, in particular Heineken N.V., which has its registered office in Amsterdam, to manage and supervise such enterprises and take their shares into administration, to provide services, to acquire, hold and manage other income-producing assets and in general to engage in any other activity which may be related or conducive to the foregoing, all in the broadest sense.

Holding of Heineken N.V. shares
2 The nominal value of the Heineken N.V. shares held shall at all times be at least equal to the total nominal value of the company's ordinary shares in issue.

Article 3 Duration.

Duration
The company was formed on the twenty-seventh of March, nineteen hundred and fifty-two, for an indefinite period.

Article 4 Capital. Classes of share. Issue of shares. Pre-emptive right. Payment. Own shares. Depositary receipts. Capital reduction.

Authorised capital
Classes of share
Nominal value
1 The authorised capital of the company amounts to one billion, five hundred million and five hundred euros (EUR 1,500,000,500.00), divided into nine hundred and thirty-seven million, five hundred thousand (937,500,000) ordinary shares of one euro and sixty cents (EUR 1.60) and two hundred and fifty (250) priority shares of two euros (EUR 2.00).

Issue of shares
Resolutions to issue shares
2 Without prejudice to the statutory provisions, shares shall be issued pursuant to a resolution of the general meeting. A resolution by the general meeting to issue shares shall be valid only if prior or simultaneous approval is given by resolution of the meeting of holders of shares of the same class as that to which the issue relates. Such approval by resolution shall not be required if and to the extent that the company is obliged pursuant to Article 10 of the Articles of Association to distribute stock dividend or bonus shares or grant pre-emptive rights to shareholders.

Issue price
The resolution to issue shares shall state the price and other issue terms. Shares may not be issued at less than par, save as provided in Section 80, subsection 2, of Book 2 of the Dutch Civil Code. The nominal value of the shares and, if the shares are issued at above par, the difference between the nominal value and the issue price

Share premium, payment
Payment in foreign currency
(share premium) shall be paid at the time of subscription. In so far as no other form of payment has been agreed, payment on shares shall be made in cash. Payment may only be made in foreign currency with the company's approval.

Pre-emptive right
3 Without prejudice to the statutory provisions, each holder of ordinary shares shall have a pre-emptive right to issues of ordinary shares in proportion to the aggregate amount of shares held, save as provided in Section 96a, subsection 1, of Book 2 of the Dutch Civil Code.

Restriction or exclusion of pre-emptive right
Pre-emptive rights may be restricted or excluded by resolution of the general meeting. Resolutions put to the general meeting to restrict or exclude pre-emptive rights shall include a written explanation of the reasons for the resolution and the choice of the proposed issue price.

Own shares
4 The company may not subscribe for its own shares. Acquisition by the company of own shares or depositary receipts therefor which are not fully paid shall be null and void. Fully paid ordinary shares in its own capital or depositary receipts therefor may only be acquired by the company for no consideration or if:

Conditions for acquisition of own shares
a the shareholders' equity minus the purchase price is not less than the sum of the paid-in and called capital and the reserves prescribed by law and

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b the nominal amount of own shares or depositary receipts therefor which the company acquires, holds or keeps in pledge or which are held by a subsidiary does not exceed half of the issued capital.

With regard to the stipulation under a. above, the shareholders' equity shall be that shown by the most recently adopted balance sheet, less the purchase price of the own shares or depositary receipts therefor, the amount of loans as referred to in paragraph 5 second sentence and less any distributions of profit or reserves to others which have become payable by the company or its subsidiaries after the balance sheet date. If the financial statements have not been adopted within six months of the end of a financial year, acquisition pursuant to this article shall not be permitted. Acquisition other than for no consideration shall be permitted only if the Board of Directors has been duly authorised by the general meeting. Such authorisation shall be valid for a maximum of eighteen months. The authorisation given by the general meeting shall state how many shares or depositary receipts therefor may be acquired, how they may be acquired and between what limits the price must lie.

Authorisation to acquire own shares

Acquisition of own shares for staff share ownership scheme

Such authorisation shall not be required for the company to acquire own shares in order to transfer them to employees of the company or a group company under a scheme applicable to them, provided such shares are included in the price list of a stock exchange.

Prohibited acts relating to third-party acquisition of shares

5 The company may not advance loans, furnish security, give price guarantees or otherwise warrant performance by other parties or assume joint and several liability with or for other parties, in order to enable other parties to subscribe for or acquire shares in its capital or depositary receipts therefor. With a view to the aforementioned, the company may also not advance loans, unless the Board of Directors resolves thereto and the further conditions as laid down in the law have been met. The prohibition as referred to in the previous two sentences shall also apply to its subsidiaries, but shall not apply to shares or depositary receipts therefor subscribed for or acquired by or on behalf of employees of the company or a group company.

No profit distribution on own shares

6 a No distribution of profit shall be made to the company on shares which it holds in its own capital. Such shares shall not be taken into account in calculating profit distribution unless a usufruct had already been established on them at the time of acquisition by the company.

No voting rights on own shares

b The company may not exercise voting rights on own shares or depositary receipts therefor which are held by the company or on which the company holds a usufruct or pledge. The holder of a pledge or usufruct on own shares held by the company may not exercise the voting rights thereon if the pledge or usufruct has been established by the company. The provisions of the present subparagraph b. shall apply *(mutatis mutandis)* to own shares or depositary receipts therefor which are held by subsidiaries of the company or on which they hold a usufruct or pledge.

Quorum calculation

c For the purposes of determining whether a given proportion of the capital is represented or whether a majority represents a given proportion of the capital, the capital shall be reduced by the value of shares in respect of which voting rights cannot be exercised.

Disposal of own shares

7 The Board of Directors shall require the approval of the meeting of priority shareholders for the disposal of own shares or depositary receipts therefor.

Cooperation in issue of depositary receipts

8 The company may only cooperate in the issue of depositary receipts for shares pursuant to a resolution of both the general meeting and the meeting of priority shareholders.

Capital reduction

9 With due observance of the relevant statutory provisions, the general meeting may, on a motion of the meeting of priority shareholders, resolve to reduce the company's issued capital.

Legal acts pursuant to Section 94

10 The Board of Directors shall be authorised to perform legal acts within the meaning of Section 94, subsection 1, of Book 2 of the Dutch Civil Code without the prior approval of the general meeting.

5

Article 5 Shares. Choice of bearer or registered shares. Bearer shares. Global certificate.

Registered shares
1 The priority shares shall be registered. At the subscriber's request, the ordinary shares issued to the subscriber shall be registered. In the absence of such a request, rights to bearer shares shall be vested in the subscriber in the manner set forth below.

Bearer shares

Exchange
Bearer shares may be exchanged for registered shares and vice-versa at any time, at the shareholder's written request to the Board of Directors.

Global certificate for bearer shares
2 All ordinary shares in issue shall be embodied in the global certificate.

Euroclear Nederland
3 The global certificate shall be held in custody on behalf of the shareholder(s) by Euroclear Nederland. Without prejudice to the provisions of Article 11, paragraph 4, of these Articles of Association, the administration of the global certificate shall be entrusted irrevocably to Euroclear Nederland, in its capacity as administrator of the central securities deposit of the ordinary bearer shares, and Euroclear Nederland shall be irrevocably authorised to perform any action with respect to the relevant ordinary shares on behalf of the shareholder(s), including acceptance and delivery thereof and cooperation in additions to and deletions from the global certificate. For as long as the global certificate is held in custody by Euroclear Nederland, (a) Euroclear Nederland shall credit to each admitted institution designated by one or more shareholders an ordinary share in the central securities deposit of the ordinary bearer shares corresponding to the rights of the shareholder(s) and (b) each admitted institution designated by one or more shareholders shall credit the shareholder(s) accordingly in the admitted institution's collective deposit of the relevant ordinary bearer shares.

Additions to global certificate
4 Upon the issue of ordinary bearer shares, (a) Euroclear Nederland shall, at the company's request, have the new ordinary bearer shares added to the global certificate, thereby increasing the number of ordinary bearer shares represented by the global certificate by the number of ordinary bearer shares thus added, (b) Euroclear Nederland shall credit to each admitted institution designated by one or more shareholders a share in the central securities deposit of the ordinary bearer shares corresponding to the rights of the shareholder(s) and (c) each admitted institution designated by one or more shareholders shall credit the shareholder(s) accordingly in the admitted institution's collective deposit of the relevant ordinary bearer shares.

Registration of bearer shares
5 If a shareholder wishes to convert one or more ordinary bearer shares to registered shares, (a) Euroclear Nederland shall transfer the relevant ordinary registered shares to the shareholder and shall serve notice of the transfer on the company or have the transfer acknowledged by the company, (b) the company shall enter the shareholder in the register of shareholders as the holder of the relevant ordinary registered shares, (c) Euroclear Nederland shall have the relevant ordinary shares deleted from the global certificate, thereby decreasing the number of ordinary bearer shares represented by the global certificate by the number of shares thus deleted, (d) Euroclear Nederland shall debit to the admitted institution designated by the shareholder an ordinary share in the central securities deposit of the ordinary bearer shares corresponding to the shares deleted from the global certificate and (e) the admitted institution shall debit the shareholder accordingly in the admitted institution's collective deposit of the ordinary bearer shares.

Exchange of registered shares for bearer shares
6 If a shareholder wishes to convert one or more ordinary registered shares to bearer shares, (a) the shareholder shall transfer the relevant ordinary registered shares to Euroclear Nederland and shall serve notice of the transfer on the company or have the transfer acknowledged by the company, (b) the company shall delete the shareholder from the register of shareholders as the holder of the relevant registered shares, (c) Euroclear Nederland shall have the relevant ordinary shares added to the global certificate, thereby increasing the number of ordinary bearer shares represented by the global certificate by the number of shares thus added, (d) Euroclear Nederland

6

shall credit to the admitted institution designated by the shareholder a share in the central securities deposit of the ordinary bearer shares corresponding to the shares added to the global certificate and (e) the admitted institution shall credit the shareholder accordingly in the admitted institution's collective deposit of the ordinary bearer shares.

Delivery of bearer shares

7 A request by a participant for delivery of ordinary bearer shares shall be equivalent to a request for registration of the relevant shares. The provisions of paragraph 5 shall be applicable *(mutatis mutandis)*. The request may not relate to more than the number of ordinary bearer shares to which the participant is entitled.

Signature of global certificate

8 The global certificate shall be signed by two members of the Board of Directors or by one or more persons authorised to do so by the Board of Directors.

Article 6 Registered shares. Register of shareholders. Transfer of shares.

Registered shares no share certificates

1 No share certificates shall be issued for registered shares.

Register of shareholders

2 The Board of Directors shall keep a register in which shall be entered the registered shares and the names and addresses of their holders, in accordance with the statutory provisions in that regard. The register shall also show the names and addresses of holders of a usufruct or pledge on those shares, stating which of the rights attaching to the shares are vested in them. Each holder of a registered share and each holder of a usufruct or pledge on a registered share shall be required to notify the company of his address in writing. The register shall be regularly updated. If the registered shares are included in a collective deposit or central securities deposit, the name and address of the admitted institution or of Euroclear Nederland, respectively, may be entered in the register of shareholders, stating the date on which the shares were included in the collective deposit or central securities deposit, respectively, and the date of acknowledgement or service of notice of the transfer.

Non-negotiable extracts from register

3 On request, a shareholder or holder of a usufruct or pledge on a registered share shall be provided free of charge with an extract from the register relating to his right to a share, stating the rights attaching to that share within the meaning of paragraph 2 of this article. Such extracts shall be non-negotiable.

Entries in register of shareholders

4 Each transfer of registered shares, each conversion of registered shares into bearer shares and each conversion of bearer shares into registered shares shall be entered in the register. All entries and annotations in the register shall be signed by two members of the Board of Directors or by one or more persons authorised to do so by the Board of Directors. The Board of Directors shall lay the register open for inspection at the company's offices by shareholders and by holders of a usufruct or pledge in whom rights within the meaning of subsection 4 of Sections 88 and 89 of Book 2 of the Dutch Civil Code are vested. The previous sentence shall not apply to that part of the register which is kept outside the Netherlands in compliance with the legislation of the country concerned or with stock exchange regulations.

Transfer of registered shares

5 a The transfer of a registered share or a restricted right thereto shall require a deed intended for that purpose and, except where the company itself is a party to the transaction, written acknowledgement of the transfer by the company. The acknowledgement shall be given in the deed or by a dated statement of acknowledgement on the deed or on a copy thereof or extract therefrom signed as a true copy by a civil-law notary or by the transferor. The service of such deed, copy or extract on the company shall be deemed equivalent to acknowledgement.

Establishment of pledge

b A pledge may also be established without acknowledgement by or service of a deed on the company, in which case Section 239 of Book 3 of the Dutch Civil Code shall be applicable *(mutatis mutandis)* and acknowledgement by or service of a deed on the company shall be substituted for notification of the pledge by the pledgee within the meaning of subsection 3 of that provision.

7

6 The provisions of paragraph 5.a of this article shall be applicable *(mutatis mutandis)* to:

Partition of registered shares
a the partition of registered shares included in a community of property;

Establishment and transfer of usufruct and pledge
b the establishment or transfer of a usufruct on registered shares and the establishment of a pledge on registered shares.

Article 7 Board of Directors. Appointment, suspension and dismissal. Remuneration.

Number of members
Delegate member
1 The company shall be managed by a Board of Directors consisting of three or more members. One of the members of the Board of Directors may be appointed by the general meeting as delegate member, who shall be charged in particular with the day-to-day management and the implementation of the Board of Directors' resolutions.

Appointment
2 The members of the Board of Directors shall be appointed by the general meeting from a non-binding list of candidates for each vacancy, to be drawn up by the meeting of priority shareholders. The meeting of priority shareholders shall also be entitled to draw up a non-binding list of candidates for appointment as a member of the Board of Directors when there is no vacancy.

List of candidates included in notice of meeting
3 The list of candidates shall be included in the notice convening the general meeting of shareholders at which the appointment is to be considered. If no list of candidates is presented to the general meeting of shareholders at which an appointment is to be made, the meeting shall be free in its choice of appointee. Lists of candidates which are drawn up in time by the meeting of priority shareholders shall be non-binding.

Remuneration policy
4 The company shall have a policy on the remuneration of the Board of Directors which shall be adopted by the general meeting on a resolution moved by the meeting of priority shareholders. The remuneration policy shall address as a minimum the matters covered by Section 383, subsections c. to e., of Book 2 of the Dutch Civil Code, insofar as they relate to the Board of Directors.

Determination of remuneration
5 The remuneration of the members of the Board of Directors shall be determined by the meeting of priority shareholders with due observance of the remuneration policy adopted by the general meeting and the relevant statutory provisions.

Suspension and dismissal
6 Members of the Board of Directors may be suspended or dismissed by the general meeting at any time by a resolution adopted by an absolute majority of the votes cast which represents at least one-third of the issued capital.

Second meeting
7 If the required quorum is not present or represented, another meeting shall be convened at which the resolution may be adopted by an absolute majority of the votes cast, irrespective of the proportion of the capital represented.

Period of suspension
8 A suspension may be extended on one or more occasions, but shall not last longer than three months in total.

Indemnification
9 The company shall indemnify each member and former member of the Board of Directors against:

(i) reasonable and duly substantiated expenses incurred in conducting a defence (including legal fees), at law and otherwise, against third-party claims for compensation for loss or payment of fines, penalties and the like; and

(ii) the financial consequences of decisions of the courts and rulings of public authorities and amounts which he or she has actually and reasonably paid in settlement to third parties,

in respect of acts or omissions in the performance of the duties of a member of the Board of Directors or any other duty he or she may perform at the company's request. A member shall not be indemnified if and to the extent that a Dutch court, by way of final and conclusive decision, determines such act or omission to be seriously culpable, nor if the loss is covered by insurance and the insurer has paid for the loss, nor if the loss is uninsured due to fault on the part of the member of the Board of Directors concerned. The company may take out liability insurance on behalf of the individuals concerned. By agreement, the Board of Directors may make further provisions in addition to the foregoing.

8

Article 8 Board of Directors. Duties. Decision-making.

Function of Board of Directors
1 Within the limits defined by these Articles of Association, the Board of Directors shall be charged with the management of the company.

Chairman and secretary
2 The Board of Directors shall appoint a chairman from among its members and a secretary from among its members or from outside.

Decision-making
3 Resolutions of the Board of Directors shall require an absolute majority of the votes of the incumbent members.

Qualified majority
4 The consent of at least three-fifths of the members of the Board of Directors (which three-fifths shall in any event include the delegate member if such has been appointed) shall be required for resolutions relating to:
a acquiring, disposing of or encumbering securities, other investments or real estate;
b borrowing money other than from the company's bankers and entering into credit agreements;
c issuing shares, granting rights to subscribe for shares and restricting or excluding pre-emptive rights;
d entering into contracts of suretyship;
e performing legal acts within the meaning of Section 94, subsection 1, of Book 2 of the Dutch Civil Code;
f advancing of loans as referred to in Article 4, paragraph 5.
If a delegate member has not been appointed, the above resolutions shall require the approval of the meeting of priority shareholders.

Approval by meeting of priority shareholders
5 The Board of Directors shall require the approval of the meeting of priority shareholders for resolutions relating to the exercise of voting rights on shares in public limited companies and other legal entities and the way in which such votes are to be cast.
If the meeting of priority shareholders does not approve the Board of Directors' resolution within fourteen days of the resolution being considered by the meeting, the Board of Directors shall convene a general meeting of shareholders, to be held within six weeks of the date on which the resolution was considered by the meeting of priority shareholders, to decide on approval of the way in which the votes are to be cast. Since this provision shall have only internal application, the absence of cooperation or approval of any kind shall not be invoked by or against the company.

Approval by general meeting
6 Without prejudice to the provisions of the previous paragraph and the other restrictions imposed on the authority of the Board of Directors by the law and these Articles of Association, the approval of both the meeting of priority shareholders and the general meeting shall be required for resolutions of the Board of Directors relating to any material change in the nature or identity of the company or the enterprise, in any event including resolutions relating to:
a transfer of all or virtually all of the company's enterprise to a third party;
b entry into or termination of lasting cooperation between the company or a subsidiary and another legal entity or partnership or as general partner in a limited partnership or general partnership where such cooperation or termination thereof has material significance for the company;
c acquisition or disposal by the company or a subsidiary of an interest in the capital of another company amounting to one-third or more of the company's assets as disclosed in its consolidated balance sheet and notes thereto according to its most recently adopted financial statements.

Article 9 Board of Directors. Representation. Conflicts of interest. Absence or inability to act.

Representative authority
1 The Board of Directors shall be authorised to represent the company. Representative authority shall also be exercised by two members of the Board of Directors acting together or the delegate member of the Board of Directors acting alone.

9

Attorneys 2 The Board of Directors may appoint attorneys or other officers with general or limited representative authority and may revoke or vary the terms of such appointment at any time. Authority to represent the company shall in all cases be exercised within the limits imposed thereon. The titles conferred upon such attorneys or officers shall be determined by the Board of Directors.

Absence or inability to act 4 In the event of the absence or inability to act of one or more members of the Board of Directors, the remaining member(s) of the Board of Directors shall be charged temporarily with the entire management of the company. In the event of the absence or inability to act of all the members of the Board of Directors, the person designated for that purpose by the meeting of priority shareholders shall be charged temporarily with the management.

Article 10 Financial year and financial statements. Appropriation of profit.

Financial year 1 The company's financial year shall be concurrent with the calendar year.

Signature of financial statements 2 The financial statements prepared by the Board of Directors shall be signed by all the members of the Board of Directors and presented for adoption, together with the annual report of the Board of Directors, to the annual general meeting of shareholders, to be held not later than June. If the signature of one or more of them is missing, this shall be stated and the reason shall be given.

Ratification of actions of members Board of Directors 3 The agenda of the general meeting of shareholders at which adoption of the financial statements is considered shall include a separate resolution to ratify the actions of the members of the Board of Directors in respect of their management, to the extent reflected in the financial statements.

Profit distribution from free reserves 4 Profit distributions may only be made if the shareholders' equity of the company exceeds the sum of the paid-up and called capital and the reserves prescribed by law.

Distribution after adoption of financial statements 5 Provided the requirement of the previous paragraph is met, profit shall be distributed within one month of adoption of the financial statements.

Same dividend as Heineken N.V. 6 Out of the profit as shown by the income statement adopted by the general meeting, the ordinary shareholders shall first be paid the same dividend per share as paid by Heineken N.V. for the year concerned, having due regard to the provisions of paragraph 4. If and to the extent that the dividend paid by Heineken N.V. is in the form of a stock dividend, the dividend paid to the ordinary shareholders shall also be in the form of a stock dividend. *(Stock dividend)* From what remains after the distribution to the ordinary shareholders, the priority shareholders shall be paid a dividend of four per cent (4%) and the remainder shall be appropriated to the reserves. *(4% dividend on priority shares)* On a motion of the meeting of priority shareholders, the general meeting shall be authorised to make distributions from the reserves. *(Remaining dividend at disposal of general meeting)*

Bonus shares 7 If bonus shares are issued by Heineken N.V., the company shall distribute bonus shares to its ordinary shareholders in the same ratio. In so far as the shares issued by Heineken N.V. are charged to a share premium reserve, the company shall also charge bonus shares to its share premium reserve as far as possible.

Pre-emptive rights 8 If Heineken N.V. issues new shares to which its shareholders have pre-emptive rights, the company shall also issue new shares on similar terms to which its shareholders shall have pre-emptive rights.

Interim dividend 9 The Board of Directors may resolve, with due observance of the statutory provisions, to pay an interim dividend on account of the expected dividend for the financial year concerned.

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Article 11 General meetings of shareholders.

Annual general meeting

1 The annual general meeting of shareholders shall be held each year within six months of the end of the financial year, unless the time limit has been extended as permitted by law. The agenda shall include:

- a consideration of the annual report;
- b consideration and adoption of the financial statements;
- c ratification of the actions of the members of the Board of Directors in respect of their management;
- d announcement of the appropriation of profit and dividend;
- e any substantial change in the company's corporate governance structure;
- f (re)appointment of the external auditor or, where applicable, of another expert designated to fulfil that function as required by law;
- g any other resolution proposed by one or more shareholders pursuant to paragraph 8 of this article or by the Board of Directors, with due observance of the other relevant provisions of the law and the Articles of Association.

Venue of meeting

2 The general meetings shall be held in Amsterdam.

Notice of meeting

3 The Board of Directors shall give at least fourteen (14) days' notice of general meetings of shareholders – not counting the day of the announcement and the day of the meeting – by placing announcements in at least one national daily newspaper and in the Official Price List. Holders of bearer shares may also be given notice of meetings by means of an announcement published electronically (for example on the company's website), which is directly and permanently accessible until the date of the meeting. Holders of registered shares may also be given notice of meetings by letter to their addresses as entered in the register of shareholders. With their consent, holders of registered shares may also be given notice of meetings by means of a readable and reproducible electronic communication to the address notified to the company by the registered shareholder for that purpose. The obligation to publish the notice of meeting in at least one national daily newspaper and/or in the Official Price List shall not apply if and to the extent that it ceases to be required by the Rules and Regulations of Euronext (or rules and regulations taking their place). The notice shall state the business to be transacted or shall state that the agenda of the meeting is available for inspection by the shareholders at the offices of the company.

Entitlement to attend

4 Each shareholder shall have the right to attend, either in person or represented by a proxy appointed in writing, address and vote at general meetings of shareholders. The Board of Directors may determine that the rights referred to in the first sentence may also be exercised by means of electronic communication. Shareholders may participate by means of electronic communication only if their identity can be verified and they are able to follow and participate in the proceedings and vote at the meeting by such means. The Board of Directors may impose conditions on the use of electronic communication and how the requirements of this article are to be met. If the Board of Directors imposes conditions on the use of electronic communication, it shall be stated in the notice of meeting referred to in paragraph 3.

5 With respect to the rights attaching to bearer shares to attend and vote at meetings, the company shall, subject *mutatis mutandis* to the provisions of Sections 88 and 89 of Book 2 of the Dutch Civil Code, also recognise as a shareholder a person named in the written statement of an admitted institution to the effect that the number of bearer shares mentioned in the statement is part of its collective deposit and that the person named in the statement is a participant in its collective deposit in respect of the said number of bearer shares and will remain so until after the meeting, provided the statement is deposited by the time and at the place stated in the notice of meeting, in exchange for which a receipt shall be issued which shall serve as the admission ticket to the meeting.

Deposition of statement by admitted institution

The notice convening the general meeting of shareholders shall state the latest date by which the admitted institution's statement must be deposited, which shall not be earlier than the seventh day before the day of the general meeting of shareholders.

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Record date
6 When convening a general meeting of shareholders, the Board of Directors may set a record date as referred to in Section 119 of Book 2 of the Dutch Civil Code. The Board of Directors may also set a record date as referred to in Section 117b of Book 2 of the Dutch Civil Code. The record date shall not be set for a date prior to the thirtieth day before that of the meeting. If the Board of Directors has resolved to set a record date, the written statement of an admitted institution as referred to in Article 11, paragraph 5, need only verify that the number of bearer shares mentioned in the statement was part of its collective deposit on the given record date and that the person named in the statement was a participant in its collective deposit in respect of the said number of bearer shares on the given record date. The notice convening the general meeting of shareholders shall state the record date as aforementioned and the manner in which the persons entitled to attend or vote at a meeting may procure their registration and exercise their rights.

Proxies
7 The rights with respect to meetings as referred to in Article 11, paragraph 4, may be exercised by a proxy appointed in writing, provided the instrument appointing the proxy is received by the Board of Directors not later than the date stated in the notice convening the meeting. All persons entitled to vote at and/or attend the meeting or their representatives shall sign the attendance register, if necessary electronically, stating the number of shares and number of votes they represent.

Extraordinary general meeting of shareholders
8 An extraordinary general meeting of shareholders shall be held whenever convened by the Board of Directors; the Board of Directors shall also be obliged to convene an extraordinary general meeting of shareholders, to be held within four weeks of receipt of a request to that effect by shareholders who together represent at least one-quarter of the issued share capital. The meeting shall consider the matters specified by those requesting the meeting.

Right of shareholders to place items on agenda
9 An item that one or more holders of shares which alone or together (i) represent at least one per cent (1%) of the issued capital or (ii) have a value of at least fifty million euros (EUR 50,000,000) have requested in writing to be placed on the agenda shall be included in the notice of meeting or announced in a similar manner, provided the Board of Directors receives the request not later than the sixtieth day before the date of the general meeting of shareholders and provided there are no compelling reasons to exclude it in the company's interest.

Provision of information
10 The Board of Directors shall provide the general meeting with all the information it may require, unless there are compelling reasons to withhold it in the company's interest. If the Board of Directors withholds information on the grounds of the company's interest, it shall give its reasons for doing so.

Shareholders' circular
11 The Board of Directors shall inform the general meeting by means of a shareholders' circular or an explanatory note included in the agenda of all facts and circumstances which are relevant to the resolutions on the agenda relating to approval, delegation or authorisation.

Article 12 General meetings of shareholders. Chairmanship. Decision-making. Minutes.

Chairmanship of general meetings
1 All general meetings of shareholders shall be presided over by the chairman of the Board of Directors or, in his absence, by one of the members of the Board of Directors present at the meeting, to be appointed by the latter in consultation.
If none of the members of the Board of Directors is present, the meeting shall appoint its own chairman.

Method of voting
2 The chairman shall determine the method of voting.

Adoption of resolutions
3 Adoption of resolutions at all general meetings of shareholders shall require an absolute majority of the votes cast, except where a larger majority is required by law or these Articles of Association.

One share, one vote
Votes cast electronically
4 Each share shall confer entitlement to cast one vote. When convening a general meeting of shareholders, the Board of Directors may determine that votes cast

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electronically in advance of the meeting are to be equated to votes cast in the course of the meeting. Such votes may not be cast before the closing date for registration referred to in Article 11, paragraph 6. A shareholder who has voted electronically in advance of a general meeting of shareholders shall still be entitled to attend and address the meeting, either in person or represented by a proxy appointed in writing. Once cast, a vote cannot be retracted. For the purposes of application of the above provisions, persons entitled to vote at and/or attend the meeting are those in whom those rights are vested on a date specified by the Board of Directors in the notice convening the general meeting of shareholders and who are entered as such in a register designated by the Board of Directors, not those in whom the rights in the shares are vested on the date of the general meeting of shareholders.

Validity of votes cast by those with interests other than that of shareholder

5 Votes cast in respect of shares held by those who, other than in the capacity of shareholder in the company, will acquire a right against the company or be released from an obligation to the company shall also be valid.

Blank votes

6 Blank votes shall be deemed not to have been cast.

Chairman's decision is final

7 The chairman's decision as to the outcome of voting by the general meeting of shareholders as pronounced at the meeting shall be final. The same shall apply to the substance of a resolution on a motion which has not been recorded in writing. If the decision is challenged immediately after its pronouncement, a new vote shall be held if demanded by the majority or, where the original vote was not by roll-call or written ballot, by one of those present with voting rights. The legal consequences of the original vote shall be extinguished by the new vote.

Minutes

8 Minutes shall be kept of the proceedings of general meetings of shareholders by a secretary appointed by the general meeting and shall be confirmed and signed by the chairman of the meeting and by the minutes secretary.

Notarial record

9 If a notarial record is made of the proceedings of a general meeting of shareholders, co-signature by the chairman alone or by a shareholder designated by the chairman shall suffice.

10 Shareholders shall be provided on request with copies of the minutes of the general meeting of shareholders not later than three months after the end of the meeting and shall be given three months in which to comment on the minutes. The minutes shall be adopted in the manner prescribed in paragraphs 8 and 9.

Other meetings

11 The foregoing shall also apply as far as possible to meetings of priority shareholders.

12 Valid resolutions may be adopted at meetings of holders of a particular class of share which have not been convened according to the statutory provisions or the Articles of Association, provided they are carried unanimously by holders of all the shares of the relevant class in issue.

Article 13 Amendment of the Articles of Association and winding up.

Resolutions to amend Articles of Association or wind up the company

1 A resolution to amend the Articles of Association or wind up the company may be adopted by the general meeting only on a motion of the meeting of priority shareholders and only if at least half of the issued capital is represented.

Announcement of resolution to amend Articles of Association

2 If a resolution to amend the Articles of Association is to be put to the general meeting, that fact shall be stated in the notice of meeting and a copy of the resolution, containing the literal text of the proposed amendment, shall be deposited at the company's offices for inspection by shareholders until the end of the general meeting of shareholders.

Second meeting

3 If the required capital is not represented at the meeting, a second general meeting of shareholders shall be held within four weeks of that general meeting of shareholders, at which a resolution within the meaning of the first paragraph of this article may be adopted irrespective of the capital represented. Notice of the latter general meeting of shareholders may not be given until after the date on which the former general meeting of shareholders was held.

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Article 14 Liquidation.

1 In the event of the company being wound up pursuant to a resolution of the general meeting, it shall be liquidated by the Board of Directors unless the general meeting resolves, on a motion of the Board of Directors, to assign responsibility for the liquidation to a special committee.

Remuneration

2 In its resolution to wind up the company, the general meeting shall also determine the remuneration of the liquidators, which may be an amount equal to a percentage of the liquidation surplus as determined by the general meeting.

Liquidation surplus

3 Out of the liquidation surplus shall first be distributed, if possible, an amount equal to the average price obtained for the Heineken N.V. shares sold by the company in the course of the liquidation. The liquidators shall be authorised to make the liquidation payment to ordinary shareholders in the form of Heineken N.V. shares, in the ratio of one Heineken Holding N.V. ordinary share for one Heineken N.V. share of the same nominal value. The priority shareholders shall then be paid the nominal value of their shares. The remainder shall be distributed to the ordinary shareholders in proportion to their holdings of ordinary shares. The remainder may also be distributed in kind, if and to the extent that the shareholders concerned so choose.

4 The liquidation shall be performed in all other respects in accordance with the statutory provisions.

Article 15 Notice of meetings and announcements.

Notice of meetings and announcements

Without prejudice to the provisions of Section 96a, subsection 4, of Book 2 of the Dutch Civil Code, all notices convening general meetings of shareholders, announcements of dividends and other distributions and all other communications intended for shareholders shall be placed in at least one national daily newspaper, in the Official Price List and on the company's website. The obligation to place such announcements in a national daily newspaper and/or in the Official Price List shall not apply if and to the extent that it ceases to be required by law and the Rules and Regulations of Euronext (or rules and regulations taking their place).

Schedule 4 – H-Articles

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Articles of Association

Approved by Royal Decree of 27 January 1873, Nr. 19, last amended by deed of 11 May 2009 executed before prof. D.F.M.M. Zaman, civil law notary established in Rotterdam. As regards the above mentioned amendment of the Articles of Association a ministerial statement of no objection was granted on 7 May 2009 under number N.V. 2.080.

Note about translation

This document is an English translation of a document prepared in Dutch. In preparing this document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law.

In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

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Preliminary Article Definitions.

Definitions	In these Articles of Association the following words shall have the following meanings:

Share	a	a “Share”: a share in the capital of the Company;

Shareholder	b	a “Shareholder”: a holder of one or more Shares (which expressly does not include Euroclear Nederland), as well as a participant to a Collective Depot of Shares;

Member Institution	c	a “Member Institution”: a member institution (“aangesloten instelling”) within the meaning of the Netherlands Giro Securities Transactions Act (“Wet giraal effectenverkeer”) (“GSTA”);

Accountant	d

an “Accountant”:

a chartered accountant (“registeraccountant”) or other accountant as referred to in Article 393 Book 2 of the Dutch Civil Code, or an organisation in which such accountants work together;

Shareholders’ Body	e	the “Shareholders’ Body”: the body of the Company consisting of Shareholders entitled to vote together with pledgees and usufructuaries to whom voting rights attributable to Shares accrue;

General Meeting of Shareholders	f	a “General Meeting of Shareholders”: a meeting of Shareholders and other persons entitled to attend meetings of Shareholders;

Participant	g	a “Participant”: a participant to a Collective Depot (“verzameldepot”), within the meaning of the GSTA;

Subsidiary	h	a “Subsidiary”: a subsidiary of the Company as referred to in Article 24a Book 2 of the Dutch Civil Code;

Euroclear Nederland	i	“Euroclear Nederland”: the central instititute within the meaning of the GSTA, being the Netherlands Central Institute for Giro Transactions (“Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V. ”);

Euronext	j	“Euronext”: Euronext Amsterdam N.V.;

Giro Depot	k	a “Giro Depot”: a Giro Depot withing the meaning of the GSTA;

Group Company	l	a “Group Company”: a group company of the Company as referred to in Article 24b Book 2 of the Dutch Civil Code;

Financial Statements	m	the “Financial Statements”: the balance sheet, the income statement with explanatory notes and if the Company prepares consolidated financial statements, the consolidated financial statements;

Official Price List	n	the “Official Price List”: the Official Price List of, or an official substitution thereof in the name of Euronext;

Executive Board	o	the “Executive Board”: the Executive Board of the Company;

Supervisory Board	p	the “Supervisory Board”: the Supervisory Board of the Company;

In writing	q	“in writing”: by letter, by telecopier or e-mail or by any other legible and reproducible electronically sent message, provided that the identity of the sender can be sufficiently established;

Company Body	r	a “Company Body”: the Executive Board, the Supervisory Board or the Shareholders’ Body;

Collective Note	s	“Collective Note”: the share certificate that embodies all bearer Shares;

Collective Depot	t	“Collective Depot”: a collective depot within the meaning of the GSTA.

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Article 1 Name. Seat.

Name. Seat.	1	The name of the Company is: Heineken N.V.

	2	The official seat of the Company is in Amsterdam.

Article 2 Objects.

Objects	The objects of the Company are to participate in and to manage other enterprises, companies and consortiums, the financing thereof and to provide security for debts of Group Companies and everything connected therewith or conducive thereto, all of this in the broadest sense.

Article 3 Duration.

Duration	The Company commenced on the first day of January eighteenhundred and seventy-three and has been entered into for an indefinite period of time.

Article 4 Capital. Issuance of Shares. Pre-emptive rights. Payment. Own Shares. Depositary Receipts. Capital decrease.

Authorised capital Par value	1	The authorised capital of the Company amounts to two billion five hundred million euros (EUR 2,500,000,000), divided into one billion five hundred sixty-two million five hundred thousand (1,562,500,000) Shares of one euro and sixty eurocent (EUR 1.60) each.

Issuance of shares Price of issuance Payment. Share premium Payment in foreign currency	2	Without prejudice to the provisions of the law, Shares shall be issued pursuant to a resolution of the Shareholders’ Body. The price and further conditions of the issuance shall be determined in the resolution to issue. Subject to the provisions in Article 80 paragraph 2 Book 2 of the Dutch Civil Code, the price of issuance may not be lower than par. The full nominal value of each Share must be paid upon issuance and in the event the Share is acquired for a higher amount, the balance between those amounts (share premium). In as far as no other contribution has been agreed upon, payment on a Share shall be made in cash. Payment in foreign currency may take place only with the approval of the Company.

Pre-emptive right	3	On issuance of Shares, each Shareholder shall have a right of pre-emption in proportion to the aggregate of his Shares, subject to the provisions in Article 96a paragraph 1 Book 2 of the Dutch Civil Code.

Restriction or exclusion of pre-emptive right		Without prejudice to the provisions of the law, the right of pre-emption may be restricted or excluded by resolution of the Shareholders’ Body. If a proposal is submitted to the Shareholders’ Body to restrict or exclude the right of pre-emption, the proposal shall include a written explanation of the reasons for the proposal and the choice of the proposed price of issuance.

Own shares	4

The Company may not acquire its own Shares.

The acquisition by the Company of not fully paid in Shares in its own capital or depositary receipts therefor shall be void. The Company may only acquire fully paid up Shares in its own capital or depositary receipts therefor other than for no consideration, in the event:

Conditions of acquisition		a	the shareholders’ equity after deducting the acquisition price, is not less than the paid-in and called-up part of the capital increased by the reserves that must be maintained by virtue of the law;

		b	the nominal amount of the Shares in its capital or depositary receipts the Company acquires, holds or holds in pledge, or is held by a Subsidiary, does not exceed half of the issued capital.

		With respect to the provision under a, the amount of the shareholders’ equity according to the most recently adopted balance sheet, decreased with the acquisition price of Shares in the capital of the Company or depositary receipts therefor, the amount of loans as referred to in paragraph 5 second sentence and such distributions out of the profits or reserves to others as have become due by the Company and its

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		Subsidiaries after the balance sheet date, shall be decisive. If more than six months have expired since the end of any financial year without the Financial Statements having been adopted, then acquisition in accordance with this section is not permitted. Acquisition other than for no consideration is permitted only if the Shareholders’

Authorisation acquisition		Body has authorised the Executive Board to that effect. Such authorisation shall be valid for not more than eighteen months. The Shareholders’ Body shall determine in the resolution granting such authorisation how many Shares or depositary receipts therefor may be acquired, in what manner they may be acquired and between which limits the price must be.

Acquisition by virtue of personnel participation regulation		Subject authorisation is not required if the Company acquires Shares in its own capital that are destined to be transferred to employees of the Company or of a Group Company, pursuant to a regulation in force for them, provided subject Shares are included in the price list of a stock exchange.

Prohibited act on acquisition of shares by others	5	With a view to others taking or acquiring Shares in its capital or depositary receipts therefor, the Company is not allowed to extend loans, provide security, give a price guarantee, otherwise render itself answerable or bind itself besides or for third parties, be it severally or otherwise. With a view to the aforementioned, the Company may also not grant loans, unless the Executive Board resolves thereto and the further conditions as laid down in the law have been met. The prohibition as referred to in the previous two sentences also applies to its Subsidiaries, but shall not apply if the Shares or the depositary receipts therefor, are taken or acquired by or for employees employed by the Company or a Group Company.

No right to dividend on own shares	6	a	The Company may not derive any right to dividend on Shares in its own capital. Upon the calculation of the distribution of profits, subject Shares shall not be taken into account, unless at the time of acquisition of the Shares by the Company the right of usufruct had already been created on subject Shares;

No voting right on own shares		b	The Company may not cast a vote for Shares it holds in its own capital or on depositary receipts therefor held by the Company or on which it has a right of usufruct or a right of pledge. Nor may the pledgee or the usufructuary cast a vote on a Share held by the Company, if the right has been created by the Company. The stipulations of paragraph b shall correspondingly apply to Shares or depositary receipts therefor held by Subsidiaries, or on which Subsidiaries have created a right of usufruct or a right of pledge; and

Decrease quorum		c	Upon establishing whether a certain part of the capital is represented or whether a certain part of the capital represents a majority, the capital is decreased by the amount of Shares for which no vote may be cast.

Alienation of own shares	7	Only after having obtained approval by the Supervisory Board, the Executive Board may alienate Shares the Company holds in its own capital or depositary receipts therefor held by the Company.

Co-operation to issuance of depositary receipts	8	The Company may only cooperate to the issuance of depositary receipts of Shares pursuant to a resolution of the Shareholders’ Body.

Capital decrease	9	With due observance of the relevant provisions of the law, the Shareholders’ Body may resolve to decrease the issued capital of the Company.

Legal Acts as referred to in Article 94	10	The Executive Board is authorized to perform the legal acts referred to in Article 94, paragraph 1 of Book 2 of the Civil Code, without prior approval of the Shareholders’ Body. The abovementioned legal acts may only be performed with the prior approval of the Supervisory Board.

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Article 5 Shares. Selection bearer Shares or registered Shares. Bearer Shares. Collective Note.

Registered shares Bearer shares Exchanging shares	1	Upon request, a person who subscribes for Shares on the issuance thereof, shall acquire registered Shares. If such subscription in writing is not made, the person subscribing for Shares shall acquire rights relating to bearer Shares in the manner as described below. Exchanging bearer Shares for registered Shares or vice versa is always possible, provided the Shareholder requests the Executive Board to that effect in writing.

Collective note for bearer shares Euroclear Nederland	2	All issued bearer Shares are embodied in the Collective Note.
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The Collective Note is destined to be kept on behalf of those entitled by Euroclear Nederland. Without prejudice to the stipulations of Article 13 paragraph 4 of these Articles of Association, Euroclear Nederland in its capacity of manager of the Giro Depot of bearer Shares, shall irrevocably be charged with the management of the Collective Note, and Euroclear Nederland shall irrevocable be authorised on behalf of the entitled parties to do everything that is necessary, including to accept, to transfer and to cooperate to the making of additions to and the striking off of the Collective Note. As long as the Collective Note is deposited with Euroclear Nederland, Euroclear Nederland shall (a) credit for a Share in the Giro Depot of bearer Shares every affiliated institution as designated by one or more entitled parties, that corresponds with the right of those entitled parties and (b) credit the Collective Depot of every affiliated institution as designated by one or more entitled parties accordingly, with the class of bearer Shares concerned.

Addition to the collective note	4	Upon issuance of bearer Shares, Euroclear Nederland shall (a) upon request of the Company procure the newly issued Shares to be added to the Collective Note, resulting in the increase of the number of bearer Shares thus embodied by the Collective Note and Euroclear Nederland shall (b) credit for the newly issued bearer Shares the Giro Depot of bearer Shares of every affiliated institution as designated by one or more entitled parties, that corresponds with the right of the entitled parties and (c) credit every affiliated institution as designated by one or more entitled parties accordingly in the Collective Depot with that affiliated institution of the bearer Shares concerned.

Conversion of bearer shares into registered shares	5	In the event an entitled party desires one or more bearer Shares to be converted into registered Shares, the Shares concerned shall (a) be transferred by Euroclear Nederland to the entitled party and (the deed of) subject transfer shall be served on the Company, or the transfer shall be acknowledged by the Company, (b) the Company shall register the entitled party in the Shareholders register as holder of the registered Shares concerned, (c) Euroclear Nederland shall procure the Shares concerned to be stricken off of the Collective Note, resulting into the decrease of the number of bearer Shares thus embodied by the Collective Note, (d) Euroclear Nederland shall debit for a Share in the Giro Depot of bearer Shares the affiliated institution as designated by the entitled party, that corresponds with the Shares stricken off of the Collective Note and (e) the affiliated institution shall debit the entitled party accordingly in the Collective Depot with that affiliated institution of the bearer Shares concerned.

Conversion of registered shares into bearer shares	6	If an entitled party to one or more registered Shares desires to convert these into bearer Shares, subject Shares shall (a) be transferred by the entitled party to Euroclear Nederland and the (deed of) transfer shall be served on the Company, or the transfer shall be acknowledged by the Company, (b) the entitled party’s registration shall be cancelled from the Shareholders register by the Company, (c) Euroclear Nederland shall procure the addition of the Shares concerned to the Collective Depot, resulting into the increase of the number of bearer Shares thus embodied by the Collective Note, (d) Euroclear Nederland shall credit for a Share in the Giro Depot of bearer Shares the affiliated institution as designated by the entitled party, that corresponds with the

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		Shares added to the Collective Note and (e) the affiliated institution shall credit the entitled party accordingly in the Collective Depot with that affiliated institution of the bearer Shares concerned.

Delivery of bearer shares	7	A request for delivery of bearer Shares by a Participant pertains a request to register the Shares concerned. The stipulation in paragraph 5 shall correspondingly apply. Subject request may only concern the number of Shares to which the Participant is entitled.

Signing of collective note	8	The Collective Note shall be signed by two members of the Executive Board or by one or more persons thereto authorised by the Executive Board.

Article 6 Registered Shares. Shareholders register. Transfer of Shares.

Registered shares. No share certificates Shareholders register	1	For registered Shares, no Share certificates shall be issued.
	2	The Executive Board shall keep a register in which shall be recorded the names and addresses of all holders of registered Shares and which shall be kept with due observance of the relevant stipulations of the law. The names and addresses of pledgees and usufructuaries of Shares shall also be entered in the register, as well as a note indicating which rights attached to such Shares accrue to them. Each usufructuary and pledgee is obliged to inform the Company in writing of his address. The register shall be regularly updated. In the event the registered Shares belong to a Collective Depot or Giro Depot, the register may include the name and the address of the affiliated institution respectively Euroclear Nederland, stating the date on which the Shares commenced to belong to the Collective Depot respectively Giro Depot and the date of acknowledgement or serving of the deed.

Non-negotiable extract from shareholders register	3	Upon request each holder of a registered Share, usufructuary or pledgee shall be furnished free of charge, with an extract from the register regarding his entitlement to a Share, stating the rights attached to the Share as referred to in paragraph 2. The extract shall not be negotiable.

Recordings in the shareholders register	4	Each transfer of registered Shares, each conversion of registered Shares into bearer Shares and each conversion of bearer Shares into registered Shares shall be recorded in the register. All recordings and entries in the register shall be signed off by two members of the Executive Board or by one or more persons thereto authorised by the Executive Board. The Executive Board shall deposit the register at the office of the Company for inspection by the Shareholders, as well as the usufructuaries and pledgees to whom the rights as referred to in paragraph 4 of the Articles 88 and 89 Book 2 of the Dutch Civil Code accrue. The previous sentence does not apply to that part of the register which is kept outside the Netherlands in compliance with the applicable legislation there or as a result of stock exchange regulations.

Transfer of registered shares	5	a	The transfer of a registered Share, or of a restricted right thereon shall require a deed drawn up for that purpose and, unless the Company is itself a party to that deed, written acknowledgement of the transfer by the Company. Acknowledgement shall be effected in the deed, or by an officially dated statement of acknowledgement on the deed or on a copy or extract certified by a civil law notary or by the transferor. Official service of said deed or said copy or extract on the Company shall rank as acknowledgement.

Creation right of pledge		b	A right of pledge may be created also without acknowledgement by or service of the deed on the Company. Then Article 239 Book 3 of the Dutch Civil Code shall correspondingly apply, whereby the notice of the pledge as referred to in paragraph 3 of subject Article, shall be replaced by acknowledgement by or service of the deed on the Company.

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Partition registered share	6 The provisions of paragraph 5 under a of subject Article shall correspondingly apply to:

Creation and transfer of right of usufruct and right of pledge	a the partition of a registered Share in joint ownership;
b the creation and transfer of a right of usufruct and the creation of a right of pledge in a registered Share.

Article 7 Executive Board. Appointment. Suspension and dismissal. Remuneration

Executive Board	1 The Company is managed by an Executive Board under the supervision of a Supervisory Board.

Number of members Appointment

2       The Executive Board shall be constituted of two or more members. The Shareholders’ Body appoints the members of the Executive Board from a non binding nomination for each appointment to be drawn up by the Supervisory Board. The Supervisory Board shall be authorised to also draw up a (non-binding) nomination for the appointment of a member of the Executive Board, without there being a vacancy.

Nomination in convocation notice	3 The nomination shall be included in the convocation notice for the General Meeting of Shareholders, in which the appointment shall be brought forward.

Appointment proposal by one or more shareholders

4       In the event one or more Shareholders, representing at least twenty-five percent (25%) of the issued capital, submit a written proposal to the Supervisory Board for the appointment of one or more members of the Executive Board, the Supervisory Board shall be obliged to discuss and to resolve on subject proposal within sixty (60) days of the receipt thereof. If the Supervisory Board accepts the proposal, then the Supervisory Board shall draw up (a) non binding nomination(s), stating subject persons.

5       The Shareholders’ Body shall be free in its appointment in the event the required nomination has not been drawn up within a term of sixty (60) days, to be calculated from the date on which the Supervisory Board was invited to draw up the required nomination.

Remuneration policy

6       The Company has a policy regarding the remuneration of the Executive Board. The policy is adopted by the Shareholders’ Body upon proposal by the Supervisory Board. The remuneration policy shall at least contain the subjects as laid down in Article 283c up to and including e of Book 2 of the Dutch Civil Code, in as far as these subjects concern the Executive Board.

Determination remuneration

7       The remuneration of the members of the Executive Board shall be determined by the Supervisory Board, with due observance of the remuneration policy as adopted by the Shareholders’ Body and the relevant statutory stipulations.

Suspension and dismissal

8       Members of the Executive Board may be suspended or dismissed by the Shareholders’ Body at any time upon a resolution adopted with an absolute majority of the votes cast, if subject majority at least represents one/third of the issued capital.

Second meeting

9       If the required quorum is not present or represented, a new meeting shall be convened where the resolution may be adopted with an absolute majority of the votes cast, irrespective of the part of the capital represented.

Suspension	10 Members of the Executive Board may be suspended by the Supervisory Board at any time.

Duration suspension	11 A suspension after having been extended one or more times, in the aggregate may not last longer than three months.

Indemnification	12 The Company indemnifies every member of the Executive Board, as well as every former member of the Executive Board against:

(i)     substantiated costs made within the bounds of reasonableness with respect to conducting a defence (including lawyers fees), at law and otherwise, against third party claims for reimbursement of damages, or payment of fines, (judicially imposed) penalty payments and such like; and

(ii)    financial consequences of court rulings and resolutions of governmental authorities and amounts due relating to settlements that actually and in reasonableness have been paid by him to third parties,

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due to an act or failing to act in the performance of his duties as member of the Executive Board or any other function he performs at the request of the Company. In the event and in as far as a Dutch judge has established by final and conclusive decision that the act or the failing to act could be characterised as seriously culpable, a member of the Executive Board can not claim indemnification. Moreover a member of the Executive Board can not claim indemnification in the event and in as far the loss of capital is covered by an insurance and the insurer has paid for the loss of capital, or in the event the loss involved is not covered by any insurance due to a cause attributable to the member of the Executive Board concerned. The Company may take out insurance against liability on behalf of the persons involved. By means of agreement the Supervisory Board may further implement the aforementioned.

Article 8 Executive Board. Duties. Decision making process.

Duties	1 Subject to the restrictions imposed by these Articles of Association, the Executive Board shall be charged with the management of the Company.

Rules decision-making process	2 After consultation with the Executive Board, the Supervisory Board may establish regulations pertaining inter alia to the decision making process and the procedure of the Executive Board.

Chairman	3 The Supervisory Board appoints one of the members of the Executive Board as chairman of the Executive Board.

Provision of required information by the Executive Board	4 The Executive Board shall provide the Supervisory Board in due time with the information required for the performance of its duties.

5       At least once a year the Executive Board shall inform the Supervisory Board in writing of the broad outline of the strategic management, the general and financial risks and the management and control system of the Company.

Approval by the Supervisory Board	6 Without prejudice to any other applicable provisions of the law or these Articles of Association, the Executive Board shall require the approval of the Supervisory Board for resolutions relating to:

a acquiring, alienating or encumbering participations in public companies (“naamloze vennootschappen”), or other legal entities;

b exercising voting rights for shares in public companies or other legal entities;

c issuance of Shares and granting rights to subscribe for Shares, as well as restricting or excluding pre-emptive rights;

d acquiring and alienation of own Shares or depositary receipts therefor;

e contracting debenture loans;

f        acts in law, such as entering into agreements by which the Company binds itself as guarantor and instituting legal proceedings, of which the interest for the Company amounts to more than five hundred thousand euro (EUR 500,000);

g distribution of interim dividends;

h the operational and financial objectives of the Company;

i the strategy which must bring about the realisation of the objectives;

j preconditions which are observed for the strategy regarding for instance the financial ratios;

k granting personal loans, guarantees and such like to members of the Executive Board, or members of the Supervisory Board;

l transactions involving conflicts of interest of members of the Executive Board which are of material interest for the Company and/or for the member of the Executive Board concerned;

m the granting of loans as referred to in article 4 paragraph 5.

Approval of the Shareholders’ Body

7       Without prejudice to the stipulations of the previous paragraph and the other restrictions of the management authority of the Executive Board included in these Articles of Association or the law, the Executive Board shall require the prior approval

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of the Shareholders’ Body for resolutions relating to an important change of the identity or the character of the Company or enterprises, at least including:

a the transfer of the enterprise, or the transfer of practically the entire enterprise of the Company to a third party;

b       the entering into or the termination of a lasting co-operation of the Company or a Subsidiary with another legal entity or company or as fully liable partner in a limited partnership (“commanditaire vennootschap”) or general partnership (“vennootschap onder firma”), if such co-operation or termination is of fundamental importance to the Company;

c       acquiring or disposing of a participation in the capital of a company by the Company or a Subsidiary of the Company amounting to at least one third of the amount of the assets according to the Company’s consolidated balance sheet plus explanatary notes as laid down in the latest adopted Financial Statements of the Company.

Article 9 Executive Board. Representation. Conflict of interests. Absence or inability to act.

Representation

1       The Company shall be represented by the Executive Board. If the Executive Board comprises of two or more members, the Company shall be represented by two members of the Executive Board acting jointly, or by a member of the Executive Board acting jointly with an officer as referred to in Article 9.2.

Appointing functionaries with general or limited representational powers

2       The Executive Board may appoint officers with general or limited power to represent the Company and it may revoke or change subject appointment at any time. Each officer shall be competent to represent the Company, subject to the restrictions imposed on him. The Executive Board shall determine each officer’s title.

Conflict of interest

3       In the event of a conflict of interest between the Company and a member of the Executive Board, the Company shall be represented by the member of the Executive Board or of the Supervisory Board thereto designated by the Supervisory Board.

Absence or prevention

4       In the event of absence or inability to act of one or more Executive Board members, the remaining members respectively the remaining member of the Executive Board shall temporarily be entrusted with the entire management of the Company. In the event of absence or inability to act of the entire Executive Board, the management of the Company shall temporarily be entrusted to the delegated member of the Supervisory Board, unless the Supervisory Board resolves to temporarily charge one or more persons, whether or not from among its members, with the management of the Company.

Article 10 Supervisory Board. Appointment. Suspension and dismissal. Remuneration.

Number of members

1       The Company has a Supervisory Board consisting of three or more members. With due observance of the limit as laid down in the previous sentence, the number of members of the Supervisory Board shall be determined by the Supervisory Board.

Profile

2       The Supervisory Board shall draw up a profile regarding its size and composition, taking into account the nature of the enterprise, its activities and desired expertise and background of the Supervisory Board members.

Appointment

3       Members of the Supervisory Board shall be appointed by the Shareholders’ Body. A member of the Supervisory Board shall be appointed for a maximum period of four years, provided that, unless a member of the Supervisory Board retires sooner, his term shall expire on the date of the next General Meeting of Shareholders to be held in the fourth year following the year of his appointment. A retiring member of the Supervisory Board may only be re-appointed twice. Subject restriction does not apply to: (i) relations by blood or affinity of Mr A.H. Heineken, former chairman of the Executive Board; and (ii) persons that are also members of the Board of Directors of Heineken Holding N.V.

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		The Supervisory Board shall draw up a rotation plan for the members of the Supervisory Board.

	4	The appointment of members of the Supervisory Board shall take place from a non-binding nomination to be drawn up by the Supervisory Board. Article 7 paragraph 2 second sentence, and paragraphs 3 through 5 shall correspondingly apply to the appointment of a member of the Supervisory Board.

Suspension and dismissal	5	The members of the Supervisory Board may be suspended or dismissed by the Shareholders’ Body. The provisions of Article 7, paragraphs 8, 9 and 11 shall correspondingly apply.

Remuneration	6	The remuneration of each member of the Supervisory Board shall be determined by the Shareholders’ Body.

Indemnification	7	The Company indemnifies every member of the Supervisory Board, as well as every former member of the Supervisory Board against:

		(i) substantiated costs made within the bounds of reasonableness with respect to conducting a defence (including lawyers fees), at law and otherwise, against third party claims for reimbursement of damages, or payments of fines, (judicially imposed) penalty payments and such like; and

		(ii) financial consequences of court rulings and resolutions of governmental authorities and amounts due relating to settlements that actually and in reasonableness have been paid by him to third parties,

		due to an act or failing to act in the performance of the duties as member of the Supervisory Board or any other function he performs at the request of the Company. In the event and in as far as a Dutch judge has established by final and conclusive decision that the act or the failing to act could be characterised as seriously culpable, a member of the Supervisory Board can not claim indemnification. Moreover a member of the Supervisory Board can not claim indemnification in the event and in as far as the loss of capital is covered by an insurance and the insurer has paid for the loss of capital, or in the event the loss involved is not covered by any insurance due to a cause attributable to the member of the Supervisory Board concerned. The Company may take out insurance against liability on behalf of the persons involved. By means of agreement the Executive Board may further implement the aforementioned.

Article 11 Supervisory Board. Duties and powers. Working procedures and decision-making.

Supervisory duties	1	The Supervisory Board is responsible for the supervision of the management by the Executive Board and of the general course of affairs in the Company and the business connected with it. It shall assist the Executive Board with advice. In performing their duties, the Supervisory Board members shall act in accordance with the interest of the Company and of the business connected with it.

	2	The Supervisory Board shall have access to the buildings and premises of the Company and shall be authorised to inspect the books and records of the Company. The Supervisory Board may designate one or more persons from among its members or an expert to exercise these powers. The Supervisory Board may also otherwise be assisted by experts.

Appointment chairman and vice-chairman	3	The Supervisory Board shall appoint from among its members a chairman and a vice-chairman.

Delegated Supervisory Board member	4	The Shareholders’ Body may appoint one of the members of the Supervisory Board as delegated member of the Supervisory Board. The delegation of powers to the delegated member of the Supervisory Board may not exceed the duties of the Supervisory Board and does not comprise the management of the Company. It intends to effect a more intensive supervision and advice and more regular consultation with the Executive Board. The Supervisory Board may grant a special remuneration to the delegated member of the Supervisory Board.

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Authorisation to be represented by a co-member	5	A member of the Supervisory Board may have himself represented by a co-member holding a proxy in writing.

Meeting	6	The Supervisory Board shall meet whenever the chairman, the vice-chairman, the delegated Supervisory Board member, or two Supervisory Board members, deem(s) such necessary. The Supervisory Board meetings shall be attended by one or more members of the Executive Board if these are invited to attend.

Resolutions outside a meeting		The Supervisory Board may also adopt resolutions without holding a meeting, provided the proposal in question has been submitted to all members of the Supervisory Board and none has objected to this form of decision-making. A resolution thus adopted shall be reported in the subsequent meeting of the Supervisory Board.

Rules decision-making process	7	The Supervisory Board shall lay down rules regarding the decision making process and the working methods of the Supervisory Board. In that respect the Supervisory Board may determine – among other things – with which duty each member of the Supervisory Board shall specifically be charged. The rules regarding the decision making process and the division of duties shall be laid down in regulations.

Adopting resolutions by simple majority	8	Except for the stipulations as laid down in paragraph 9 of this Article, the Supervisory Board resolves with a simple majority of the votes cast.

Quorum presence of the delegated member of the Supervisory Board	9	Resolutions requiring the approval of the Supervisory Board as referred to in Article 8 paragraph 6 under a, b and c may be adopted in any case only by a majority of the members of the Supervisory Board in function, in any case including the delegated member of the Supervisory Board, if appointed. Upon granting the approval for exercising the voting right as referred to in Article 8 paragraph 6 under b, the Supervisory Board shall also determine the manner in which subject voting right must be exercised.

Article 12 Financial year. Financial Statements. Appropriation of profits.

Financial year Drawing up financial statements	1	The financial year of the Company shall be the calendar year. The Company books shall be closed on the thirty first day of December of each year. Annually not later than four months after the end of the financial year, the Executive Board shall prepare the Financial Statements and shall deposit the same accompanied by the annual report for inspection by the Shareholders at the Company’s office.

Signing of financial statements	2	The Financial Statements as drawn up by the Executive Board shall be submitted to the Supervisory Board timely within the term as referred to in paragraph 1 third sentence. Subsequently the aforementioned documents shall be signed by all the members of the Executive Board and all the members of the Supervisory Board and submitted with the Executive Board’s annual report and the Supervisory Board’s report to the annual General Meeting of Shareholders to be held not later than in June for the adoption of the Financial Statements. If the signature of one or more of them is lacking, this shall be stated and reasons for this omission shall be given.

Discharge	3	In the General Meeting of Shareholders in which it is resolved to adopt the Financial Statements, a separate proposal shall be brought forward to discharge the members of the Executive Board for their management and of the members of the Supervisory Board for their supervision thereon, to the extent of such management being apparent from the Financial Statements.

Profit	4	The profits of a financial year shall mean the credit balance of the income statement as adopted by the Shareholders’ Body.

Profit out of the distributable reserves	5	Distributions of profit may take place in as far as the equity of the Company exceeds the amount of the paid-in and called up part of the issued capital, increased with the reserves which shall be maintained by virtue of the law.

Distribution after adoption financial statements	6	Provided the stipulations of the previous paragraph are met, distribution of profit shall take place within a month after the Financial Statements having been adopted.

Dividend	7	Of the profits, payment shall first be made, if possible, of a dividend of six percent (6%) of the issued part of the authorised capital. The remaining amount shall be at the disposal of the Shareholders’ Body.

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Interim dividend	8	With due observance of the stipulations of the law and subject to the approval of the Supervisory Board, the Executive Board may resolve to pay an interim dividend chargeable to the dividend to be expected over the financial year in question.

Distribution in kind of shares	9	At the request of the Executive Board which is subject to the approval of the Supervisory Board, the Shareholders’ Body may resolve to make a distribution in kind of Shares in the capital of the Company and to make distributions chargeable to one or more reserves that need not be maintained by virtue of the law.

Article 13 General Meetings of Shareholders.

Annual General Meeting of Shareholders	1	Annually, within six months after the end of the financial year, the Annual General Meeting of Shareholders shall be held, in which – unless in accordance with the law the term has been extended – inter alia the following items shall be brought forward:

		a	the discussion of the annual report;

		b	the discussion and adoption of the Financial Statements;

		c	discharge of the members of the Executive Board for their management;

		d	discharge of the members of the Supervisory Board for their supervision on the management;

		e	reservation and distribution policy (the height and destination of the reservation, the height and form of the dividend);

		f	appropriation of profits;

		g	any substantial change in the corporate governance structure of the Company;

		h	the (re-)appointment of the external Accountant or, in as far as applicable, another expert appointed thereto by virtue of the law;

		i	possible other proposals brought forward by one or more holders of Shares with due observance of paragraph 8 of this Article, the Supervisory Board or the Executive Board, and furthermore with due observance of additional relevant provisions of the law and the Articles of Association.

Place of meetings	2	The General Meetings of Shareholders shall be held in Amsterdam.

Convocations	3	The Executive Board or the Supervisory Board shall convene the General Meetings of Shareholders at least fourteen (14) days in advance – not including the day of convocation and the day of the meeting – by means of announcement in at least one nationwide daily newspaper in the Netherlands and in the Official Price List. Convocation of holders of bearer Shares may furthermore be made by any other electronically made public announcement (such as on the Company’s website), provided it is directly and without interruption accessible up to the start of the meeting. Convocation of holders of registered Shares shall be made by letters to the addresses of the holders of registered Shares, as shown in the shareholders register. Convocation of a holder of registered Shares may furthermore, provided such holder has consented thereto, be made by means of a legible and reproducible electronically sent message to the address indicated for that purpose by such holder of registered Shares to the Company. The obligation to convoke by notice in a nationwide daily newspaper and in the Official Price List shall no longer exist, if and to the extent the obligation thereto does no longer exist pursuant to the General Rules of Euronext (or any regulation replacing these). Any notification shall include the agenda of the meeting or the announcement that it is available for inspection by the Shareholders at the offices of the Company.

Meeting rights	4	Each Shareholder shall be entitled, either personally or by proxy authorised in writing, to attend the General Meeting of Shareholders, to address the meeting and to exercise his voting rights. The Executive Board may determine that the powers set out in the preceding sentence, may also be exercised by means of electronic communication. If a Shareholder participates by means of electronic communication, it shall be required that the electronic communication allows for identification of such Shareholder and for such Shareholder to directly take notice of the proceedings in

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		the meeting and to cast votes. Furthermore, it shall be required that the electronic communication allows for the Shareholder to participate in discussions in the meeting. The Executive Board may subject the use of the electronic communication and the manner in which the requirements mentioned in this Article should be satisfied, to conditions. Conditions set by the Executive Board in relation to the use of the electronic communication shall be indicated in the convocation mentioned in paragraph 3 of this Article.

	5	With respect to the voting right and the right to participate in a meeting attached to bearer Shares, the Company shall, correspondingly applying Article 88 and 89 of Book 2 of the Dutch Civil Code, also recognise as a Shareholder such person as shall be mentioned in a written statement of a Member Institution to the effect that the number of bearer Shares mentioned in such statement belongs to such Member Institution’s Collective Depot and that the person mentioned in such statement is a Participant in its Collective Depot, and will remain to be so, until the conclusion of the meeting, provided that such statement is filed in time at the place stated in the notice convening the meeting, against a receipt, which receipt will serve as a ticket of admission for the meeting.

Notice		The notice of the meeting shall state the date on which the notice of the Member Institution must ultimately be filed. Such date may not be earlier than the seventh day prior to the day of the General Meeting of Shareholders.

Record date	6	The Executive Board may determine in the convocation notice for a General Meeting of Shareholders that a record date as referred to in Article 2:119 of the Dutch Civil Code is set. The Executive Board may furthermore set a record date as referred to in Article 2:117b of the Dutch Civil Code. The record date shall be set no earlier than the thirtieth day prior to the meeting. If the Executive Board has decided to set a registration record date, the statement of the member institution referred to in Article 13 paragraph 5 shall only have to include that the bearer Shares mentioned in the statement formed part of the collective depot of the Member Institution involved at that specific time of registration and that the person mentioned in the statement was a participant in its Collective Depot at that specific time of registration for the number of Shares mentioned. The convocation notice shall state the record date, as referred above, and the manner in which those entitled to attend and/or vote in the meeting can be registered and the manner in which they may exercise their rights.

Power of attorney	7	The powers set out in Article 13 paragraph 4 may be exercised by proxy authorised in writing, provided that the written proxy is received by the Executive Board no later than on the date indicated for that purpose in the convocation notice. Each person entitled to vote or otherwise entitled to attend a meeting or such person’s representative, shall, whether or not by means of electronic communication, sign the attendance list, stating the number of Shares and votes represented by such person.”.

Extraordinary General Meeting	8	An extraordinary General Meeting of Shareholders shall be held if the Executive Board or the Supervisory Board has convened such a meeting; the Executive Board and the Supervisory Board shall moreover be obliged to convene an extraordinary General Meeting of Shareholders, to be held within four weeks after receipt of a request to that effect made by the holders, collectively holding at least one quarter of the issued Share capital. This meeting shall deal with the subjects as stated by those who wish to hold the meeting.

Placing of subjects on the agenda by shareholders	9	If the Executive Board has been requested in writing not later than sixty (60) days prior to the date of the General Meeting of Shareholders, to deal with a subject by one or more holders of Shares who solely or jointly (i) represent at least one per cent (1%) of the issued capital, or (ii) at least represent a value of fifty million euro (EUR 50,000,000), then the subject will be included in the convocation or announced in a similar way, unless this would be contrary to an overriding interest of the Company.

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Providing information	10	The Executive Board and the Supervisory Board shall provide the Shareholders’ Body with all requested information, unless this would be contrary to an overriding interest of the Company. If the Executive Board and the Supervisory Board invoke an overriding interest, they must give reasons.

Circular letter shareholders	11	The Executive Board and the Supervisory Board shall inform the General Meeting of Shareholders by means of a circular letter or explanatory note in the agenda on all the facts and circumstances that are relevant for the proposals on the agenda in as far these concern an approval, delegation or authorisation to be granted.

Article 14 General Meetings of Shareholders. Chairman. Decision-making. Minutes.

Chairman meetings	1	All General Meetings of Shareholders shall be presided over by the chairman or the vice-chairman of the Supervisory Board, or in his absence, by one of the Supervisory Board members present at the meeting, to be designated by them in mutual consultation. If no members of the Supervisory Board are present, the meeting shall provide its own chairman.

Manner of voting	2	The chairman determines the manner of voting.

Resolutions	3	At all General Meetings of Shareholders resolutions shall be adopted by an absolute majority of the votes cast, except for those cases in which the law or these Articles of Association prescribe a greater majority.

One vote per share Votes cast electronically	4	Each Share confers the right to issue one vote. The Executive Board may determine in the convocation notice that any vote cast prior to the General Meeting of Shareholders by means of electronic communication, shall be deemed to be a vote cast in the General Meeting of Shareholders. Such a vote may not be cast prior to the ultimate allowed registration record date mentioned in Article 13 paragraph 6. A Shareholder who has cast his vote prior to the General Meeting of Shareholders by means of electronic communication, remains entitled to, whether or not represented by a holder of a written proxy, participate in the General Meeting of Shareholders and to address the General Meeting of Shareholders Once cast, a vote can not be revoked. Those who, at a moment indicated for that purpose by the Executive Board in the convocation of a General Meeting of Shareholders, have the rights to attend the General Meeting of Shareholders and to exercise voting rights therein and are registered as such in a register designated for that purpose by the Executive Board, shall for the purpose of the preceding provision of this paragraph be deemed to have the rights to attend the General Meeting of Shareholders and to exercise voting rights therein, regardless who, at the moment of the General Meeting of Shareholders holds the Shares concerned.

Voting right also valid for other interest	5	Votes are also validly cast for Shares held by those, whom for a different reason than as Shareholder of the Company, by virtue of the resolution would be granted any right towards the Company, or would be discharged from any obligation towards the Company.

Blank votes	6	Blank votes shall be considered as not having been cast.

Conclusive opinion chairman	7	The opinion expressed by the chairman in the General Meeting of Shareholders on the result of a vote is conclusive. The same applies to the contents of an adopted resolution in as far as the voting concerned a proposal which had not been recorded in writing. However if the opinion is contested immediately after it having been pronounced, a new vote shall take place if the majority, or, if the original vote had not taken place by roll-call or in writing, one holder of voting rights present demands a new vote. Through subject new vote the legal consequences of the original vote shall be annulled.

Minutes of meeting	8	The proceedings in the General Meetings of Shareholders shall be recorded in minutes taken by a secretary to be designated by the Shareholders’ Body, which minutes shall be confirmed and signed by the chairman of the meeting and by the person who took minutes.

Notarial record of the proceedings	9	In the event that a notarial record of the proceedings of a General Meeting of Shareholders is drawn up, the countersigning by the chairman or by a Shareholder designated by the chairman shall suffice.

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	10	Upon request the record of the General Meeting of Shareholders as referred to in paragraph 8 or 9 shall be submitted to Shareholders ultimately within three months after the conclusion of the meeting.

Article 15 Amendment of the Articles of Association and dissolution.

Resolutions to amend the Articles of Association and to dissolve	1	A resolution to amend the Articles of Association or to dissolve the Company may only be adopted in a General Meeting of Shareholders, in which at least half of the issued capital is represented and exclusively either at the proposal of the Supervisory Board or at the proposal of the Executive Board which has been approved by the Supervisory Board, or at the proposal of one or more Shareholders representing at least half of the issued capital.

Announcement proposal for amendment of the Articles of Association	2	When a proposal to amend the Articles of Association is to be made to the Shareholders’ Body, such shall be stated in the convocation, whereas at the same time a copy of the proposal stating the proposed amendment verbatim, shall be deposited at the offices of the Company for inspection by each Shareholder until the conclusion of the General Meeting of Shareholders.

Second meeting	3	When the required capital is not represented at a meeting, a second meeting shall be held within four weeks after the first General Meeting of Shareholders, in which a resolution as referred to in the first sentence of this Article may be adopted, regardless of the capital represented, but at a proposal as aforementioned. The convocation for subject General Meeting of Shareholders may first be issued after the date on which the initial General Meeting of Shareholders was held.

Article 16 Liquidation.

	1	In the event of the dissolution of the Company by virtue of a resolution of the Shareholders’ Body, the members of the Executive Board shall be charged with the liquidation under the supervision of the Supervisory Board, unless the Shareholders’ Body, at a proposal by the Supervisory Board should charge a special committee with the liquidation.

Liquidation	2	In its resolution to dissolve the Company, the Shareholders’ Body shall also determine the remuneration of the liquidators and the Supervisory Board, if the latter would be charged with supervision of the dissolution, which remuneration may comprise an amount equal to a percentage of the balance of the liquidation to be determined by the Shareholders’ Body.

Remuneration	3	The liquidation shall otherwise be subject to the relevant statutory provisions.

Article 17 Convocations and notifications.

Convocations and notifications	Without prejudice to the provisions of Article 96a paragraph 4 of the Dutch Civil Code, all convocation notices for General Meetings of Shareholders, all announcements relating to dividends and other distributions and all other notifications to Shareholders shall take place by announcement in at least one nationwide daily newspaper, in the Official Price List and on the website of the Company. The obligation to make an announcement in a nationwide daily newspaper in the Netherlands and in the Official Price List, as well as in the Official Price List shall no longer exist, if and to the extent the obligation thereto does no longer exist pursuant to the law or to the General Rules of Euronext (or any regulation replacing these).

Transitory provision

	The transitory provisions in the Articles of Association as these read prior to the amendment of the Articles of Association of the twenty-sixth day of April two thousand five becoming effective remain fully applicable. References to the Articles of Association in such transitory provisions also refer to the Articles of Association as these read prior to the amendment of the Articles of Association of the twenty-sixth day of April two thousand five becoming effective.

Schedule 5 – H-Supervisory Board Regulations

Regulations

(Terms of Reference)

for the Supervisory Board of Heineken N.V.

Adopted at the meeting of the Supervisory Board of Heineken N.V. of 25 August 2009.

Definitions:

The terms used in these Regulations are defined as follows:

-	the Company:

Heineken N.V.;

-	the Supervisory Board:

the Company’s Supervisory Board;

-	the Chairman:

the Chairman of the Supervisory Board of Heineken N.V.;

-	the Vice-Chairman:

the Vice-Chairman of the Supervisory Board of Heineken N.V.;

-	the Executive Board:

the Company’s Executive Board;

-	the General Meeting:

the General Meeting of Shareholders of Heineken N.V.;

-	the Dutch Corporate Governance Code:

the Dutch Corporate Governance Code of 10 December 2008.

Regulations for the Supervisory Board of Heineken N.V. August 2009	page 1

CONTENT:

article 1:	Status and contents of the Regulations
article 2:	Responsibilities of the Supervisory Board
article 3:	Composition, expertise and independence of the Supervisory Board
article 4:	Chairman, Vice-Chairman and Company Secretary
article 5:	Functions and committees of the Supervisory Board
article 6:	(Re)appointment, term and resignation
article 7:	Remuneration, loans and investing in shares
article 8:	Induction programme and ongoing education and training
article 9:	Supervisory Board meetings (attendance, minutes, recurring subjects) and resolutions
article 10:	Conflict of interest
article 11:	Whistleblowers
article 12:	Information, relationship with the Executive Board
article 13:	Information, relationship with the shareholders
article 14:	The external auditor
article 15:	Corporate Governance
article 16:	Confidentiality
article 17:	Non-compliance, amendment
article 18:	Other provisions

The contents of these regulations are public and are posted on the Company’s website: www.heinekeninternational.com

Regulations for the Supervisory Board of Heineken N.V. August 2009	page 2

Status and contents of the Regulations

Article 1

1.1	These Regulations are complementary to the rules and regulations (from time to time) applicable to the Supervisory Board under primary and secondary legislation, the Dutch Corporate Governance Code, the regulations (terms of references of the Committees and the Company’s Articles of Association.

1.2	Where these Regulations are inconsistent with primary and secondary legislation or the Company’s Articles of Association, the law or, as the case may be, the Articles of Association shall prevail. Where these Regulations conform to the Articles of Association but are inconsistent with primary and secondary legislation, the latter shall prevail. If one or more provisions of these Regulations are or become invalid, this shall not affect the validity of the remaining provisions. The Supervisory Board shall replace the invalid provisions by those which are valid and the effect of which, given the contents and purpose of these Regulations, is to the greatest extent possible similar to that of the invalid provisions.

1.3	The following annexes are attached to, and form an integral part of these Regulations:

Annex A:	the profile of the Supervisory Board’s size and composition;

Annex B:	the Regulations governing the Audit Committee of the Supervisory Board;

Annex C:	the Regulations governing the Remuneration Committee of the Supervisory Board;

Annex D:	the Regulations governing the Selection and Appointment Committee of the Supervisory Board;

Annex E:	the Regulations governing the Voorbereidings (Preparatory) Committee of the Supervisory Board.

1.4	The Executive Board unanimously declared that:

a.	it will comply with, and be bound by the obligations arising from, these Regulations to the extent that they apply to it and its members;

b.	on appointment of new members it will cause such members to issue a declaration as referred to in a) above.

1.5	The external auditor of the Company declared that it will comply with, and be bound by the obligations arising from, these Regulations to the extent they apply to him/her.

Regulations for the Supervisory Board of Heineken N.V. August 2009	page 3

Responsibilities of the Supervisory Board

Article 2

2.1	In compliance with the relevant provisions in primary and secondary legislation, the Dutch Corporate Governance Code and the Articles of Association, the role of the Supervisory Board is to supervise the management by the Executive Board as well as the general course of affairs at the Company and its affiliated enterprises. The Supervisory Board assists the Executive Board with advice. In discharging its role the Supervisory Board shall be guided by the interests of the Company and its affiliated enterprises and shall take into account the relevant interests of the Company’s stakeholders. The Supervisory Board shall also have due regard for corporate social responsibility issues that are relevant to the enterprise. The Supervisory Board is responsible for the quality of its own performance.

2.2	The legal and statutory authorities of the Supervisory Board rest with the Supervisory Board as a whole and are exercised under joint responsibility.

2.3	The duties of the Supervisory Board shall also include:

a.	exercising supervision and advising the Executive Board on:

i.	the achievement of the Company’s objectives;

ii.	the corporate strategy and the risks connected to the business activities;

iii.	the design and effectiveness of the internal risk-management and control systems;

iv.	the financial reporting process;

v.	compliance with primary and secondary legislation;

vi.	the Company-shareholder relationship; and

vii.	corporate social responsibility issues that are relevant to the enterprise.

b.	disclosing, observing and maintaining the Company’s corporate governance structure;

c.	approving the resolutions mentioned in Article 8, section 6 of the Articles of Association;

d.	selecting and nominating for appointment (by the General Meeting) the Company’s external auditor;

e.	selecting and nominating for appointment (by the General Meeting) members of the Executive Board, proposing for adoption (by the General Meeting) the remuneration policy for Executive Board members, determining the remuneration (duly observing the afore-mentioned remuneration policy) as well as the contract conditions of the Executive Board members;

f.	selecting and nominating for appointment (by the General Meeting) the members of the Supervisory Board as well as proposing the fee for its members for adoption (by the General Meeting);

g.	evaluating and assessing the functioning of the Executive Board and the Supervisory Board as well as their individual members and its committees (including an assessment of the functioning of the committees, the profile of the Supervisory Board and the induction, training and education programme);

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h.	dealing with, and deciding on, reported (potential) conflicts of interest as referred to in article 10 between the Company on the one hand and Supervisory Board members and/or Executive Board members and/or the external auditor on the other;

i.	approving resolutions to conclude transactions between the Company and natural or legal persons holding at least 10% of the Company’s shares, insofar as such transactions are of material importance to the Company.

j.	dealing with, and deciding on, reported alleged irregularities affecting the functioning of Executive Board members as referred to in article 11.

k.	ensuring that the Executive Board complies with the internal procedures relating to the publication of all financial information;

l.	ensuring that the Executive Board fulfils its responsibility for the quality and completeness of publicly disclosed financial reports.

2.4	The annual statements of the Company shall include a report of the Supervisory Board. In this report the Supervisory Board describes its activities in the financial year and which includes the specific statements and information required by the Dutch Corporate Governance Code.

The following information about each Supervisory Board member shall be included in the report of the Supervisory Board (a) gender, (b) age, (c) profession, (d) principal position, (e) nationality, (f) other positions, in so far as they are relevant to the performance of the duties of the Supervisory Board member, (g) date of initial appointment and (h) the current term of office.

2.5	The Supervisory Board shall determine the remuneration of the individual members of the Executive Board on a proposal by the Remuneration Committee, within the scope of the remuneration policy adopted by the General Meeting.

2.6	The report of the Supervisory Board shall include the principal points of the remuneration report concerning the remuneration policy of the Company. This shall describe transparently and in clear and understandable terms the remuneration policy that has been pursued and give an overview of the remuneration policy to be pursued. The full remuneration of the Executive Board, broken down into its various components shall be presented in the remuneration report in clear and understandable terms. It shall contain an account of the manner in which the remuneration policy has been implemented in the past financial year, as well as an overview of the remuneration policy planned by the Supervisory Board for the next financial year and subsequent years. The report shall explain how the chosen remuneration policy contributes to the achievement of the long-term objectives of the Company and its affiliated enterprises in keeping with the risk profile.

The Remuneration Report will contain the information as required by the Dutch Corporate Governance Code (11.2.10 to 11.2.15).

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The remuneration report of the Supervisory Board shall, be posted on the Company’s website.

2.6	The remuneration policy, based on the requirements as stated in in paragraph II.2 of the Dutch Corporate Governance Code (in as far as Heineken applies the provisions) proposed for the next financial year and subsequent years as specified in the remuneration report shall be submitted to the General Meeting for adoption. Every material change in the remuneration policy shall also be submitted to the General Meeting for adoption. Schemes whereby Executive Board members are remunerated in the form of shares or rights to subscribe for shares, and major changes to such schemes, shall be submitted to the General Meeting for approval.

Composition, expertise and independence of the Supervisory Board

Article 3

3.1	The Supervisory Board consists of such number of members as determined in accordance with the Articles of Association. (Articles of Association: the Supervisory Board consists of three or more members and with due observance of this limit, the Supervisory Board shall determine the number of members. Profile Supervisory Board: the maximum number will be 10).

3.2	In consultation with the Executive Board, the Supervisory Board shall draw up a profile of its size and composition, taking into account the nature of the business, its activities and the desired expertise and background. The profile shall deal with the aspects of diversity in the composition of the Supervisory Board that are relevant to the Company and shall state what specific objective is pursued by the board in relation to diversity. In so far as the existing situation differs from the intended situation, the Supervisory Board shall account for this in the report of the Supervisory Board and shall indicate how and within what period it expects to achieve this aim. This profile shall be evaluated from time to time. The profile is a public document, which is available for inspection at the Company’s offices and shall be posted on the Company’s website.

The profile of the Supervisory Board is attached as Annex A.

3.3	Each Supervisory Board member shall be capable to assess the broad outline of the overall policy. Each Supervisory Board member shall have the specific expertise required for the fulfilment of the duties designated to him within the framework of the Supervisory Board profile. The composition of the Supervisory Board shall be such that it is able to fulfil its duties properly. The Supervisory Board shall aim for a diverse composition in terms of such factors as gender and age. A Supervisory Board member shall be reappointed only after careful consideration. The profile referred to shall also be applied in the case of re-appointment.

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3.4	At least one member of the Supervisory Board shall be a financial expert, with relevant knowledge and experience of financial administration and accounting for listed companies or other large legal entities.

3.5	The number of supervisory boards of which an individual may be a member, along with other (additional) functions, shall be limited to such an extent that the proper performance of his duties is assured. This aspect shall be paid attention to not only when submitting a nomination for appointment or reappointment in the Supervisory Board, but also when a Supervisory Board member accepts other functions during the period of his membership. Each Supervisory Board member shall ensure that all his (additional) functions are always known to the Supervisory Board. In any event, the number of supervisory boards of Dutch listed companies of which an individual may be a member shall be limited to five, for which purpose the chairmanship of a supervisory board counts double.

3.6	The composition of the Supervisory Board shall be such that the members are able to act critically and independently of one another and of the Executive Board and any particular interests.

3.7	All Supervisory Board members, with the exception of not more than one member, shall be independent within the meaning of best practice provision III.2.2 of the Dutch Corporate Governance Code as applied from time to time by Heineken N.V.

3.8	The report of the Supervisory Board shall contain a statement whether, in view of the Supervisory Board, best practice provision III.2.1 of the Dutch Corporate Governance Code has been fulfilled, and shall also state which Supervisory Board member is not considered to be independent, if any.

3.9	No more than one former Executive Board member shall have a seat on the Supervisory Board.

3.10	The delegated Supervisory Board member at the Company has permanent status. The authorities assigned to him are those assigned under the Company’s Articles of Association. The delegated member of the Supervisory Board does however not, enter the domain of managing the Company and the delegation does not affect the Supervisory Board’s task and authority.

Chairman, Vice-Chairman and Company Secretary

Article 4

4.1	The Supervisory Board appoints a Chairman and a Vice-Chairman from among its members. The Chairman of the Supervisory Board may not be a former member of the Company’s Executive Board.

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4.2	The Chairman of the Supervisory Board shall ensure the proper functioning of the Supervisory Board and its Committees and shall act on behalf of the Supervisory Board as the main contact for the Executive Board and for shareholders regarding the functioning of the Executive Board and the Supervisory Board members. In his capacity as Chairman he shall ensure the orderly and efficient conduct of the General Meeting. The Chairman of the Supervisory Board is assisted in his role by the Company Secretary.

The Chairman of the Supervisory Board shall ensure that:

a.	the members of the Supervisory Board follow their induction, training and education programme;

b.	the members of the Supervisory Board receive in good time all information which is necessary for the proper performance of their duties;

c.	there is sufficient time for consultation and decision-making by the Supervisory Board;

d.	the Committees of the Supervisory Board function properly;

e.	the performance of the Executive Board members and the Supervisory Board members is assessed at least once a year;

f.	the Supervisory Board elects a Vice-Chairman; and

g.	the contacts between the Supervisory Board and both the Executive Board and the external auditor proceed properly.

4.3	The Company Secretary shall assist the Supervisory Board. The Company Secretary shall ensure that the correct procedures are followed and that the Supervisory Board acts in accordance with its statutory obligations as well as its obligations under the Articles of Association.

The Company Secretary shall assist the Chairman in the actual organisation of the affairs of the Supervisory Board (information, agenda, evaluation, training programme, etc.).

The Company Secretary shall, either on the recommendation of the Supervisory Board or otherwise, be appointed and dismissed by the Executive Board, after the approval of the Supervisory Board has been obtained.

4.4	The vice-chairman of the Supervisory Board shall deputise for the Chairman when the occasion arises. By way of addition to best practice provision III.1.7 of the Dutch Corporate Governance Code, the vice-chairman shall act as contact for individual Supervisory Board members and Executive Board members concerning the functioning of the Chairman of the Supervisory Board.

Regulations for the Supervisory Board of Heineken N.V. August 2009	page 8

Functions and Committees of the Supervisory Board

Article 5

5.1	The Supervisory Board comprises a Preparatory Committee, a Remuneration Committee, a Selection and Appointment Committee and an Audit Committee. These Committees are subject to their relevant regulations, which are drawn up by the Supervisory Board and which are posted on the Company’s website. These regulations and the composition of the Committees will be posted on the Company’s website. The regulations shall indicate the role and responsibility of the committees concerned and the manner in which it discharges its duties. The regulations may provide that a maximum of one member of each committee may not be independent within the meaning of the Dutch Corporate Governance Code best practice provision III.2.2 (in so far Heineken applies the best practice provision).

The respective regulations (terms of reference) of the Committees are attached as Annexes B, C, D and E.

These Committees perform their duties under the responsibility of the Supervisory Board. The Supervisory Board shall receive from each of the Committees a report of its deliberations and findings.

5.2	The function of the Committees is to prepare and, if necessary, to carry out the resolutions and the actions to be taken by the Supervisory Board in the domain entrusted to the Committee concerned. The entire Supervisory Board remains responsible for its decisions even if they were prepared by one of the Committees of the Supervisory Board.

5.3	Observing relevant guidelines, the Supervisory Board may delegate to the Committees a resolution, to be taken by the Supervisory Board, on a sufficiently defined subject in the domain entrusted to the Committee concerned.

As soon as a Committee, on the basis of such delegation, has taken a resolution, its Chairman shall ensure that all members of the Supervisory Board are informed. The Supervisory Board may at all times revoke both its delegation resolution and the Committee’s resolution taken on the basis of it, unless third parties’ rights or justified interests prevent this.

5.4	The Committees are authorised to examine everything belonging to the field of operation of the Committee concerned. To this end, they are authorised to require all necessary information from the Chairman of the Executive Board and to seek external advice.

5.5	The Supervisory Board determines the composition of the Committees, according to the Regulations of the Committees.

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5.6	The report of the Supervisory Board (annual report) shall state the number of meetings, the composition of the Committees as well as the main items discussed.

(Re)appointment, term and resignation

Article 6

6.1	In accordance with the Articles of Association, appointment of Supervisory Board members is done by the General Meeting from a non binding nomination, to be drawn up by the Supervisory Board for each appointment. When submitting such nominations, the Supervisory Board shall comply with the provisions of this article 6.

6.2	Yearly a retirement schedule will be drawn up by the Supervisory Board, in order to avoid, as far as possible, a situation in which many Supervisory Board members retire at the same time. The retirement schedule shall be publicly available and shall be posted on the Company’s website.

6.3	A Supervisory Board member may hold a seat on the Supervisory Board for three four-year terms at maximum. This does not apply to members who are related by blood or marriage to Mr. A.H. Heineken , former chairman of the Executive Board, and members of the Board of Directors of Heineken Holding N.V.

6.4	A Supervisory Board member shall resign in the course of his term in the event of inadequate performance, structural incompatibility of interests or if the Supervisory Board feels that this is otherwise called for.

6.5	Persons reaching the age of 70 cannot be appointed as Supervisory Board members. A Supervisory Board member resigns at the first Annual General Meeting that is held after he has reached the age of 70. The Supervisory Board may decide for one or more Supervisory Board members that, and to what extent, the provisions of this paragraph are not applicable to them. The provisions of Article 10 section 3 of the Articles of Association shall apply correspondingly to the Supervisory Board decision referred to in the previous sentence.

6.6	A Supervisory Board member, who temporarily takes on the management, where the Executive Board members are absent or unable to discharge their duties, shall resign from the Supervisory Board.

Remuneration, loans and investing in shares

Article 7

7.1	The General Meeting shall determine the remuneration of the Supervisory Board members. The remuneration of a Supervisory Board member shall not be dependent on the results of the Company.

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7.2	A Supervisory Board member may not be granted any shares and/or options on shares as a form of remuneration.

7.3	The Company may not grant its Supervisory Board members any personal loans, guarantees or the like unless in the normal course of business and on terms applicable to the personnel as a whole, and after approval of the Supervisory Board. No remission of loans may be granted.

7.4	Any shares held by a Supervisory Board member in the Company are long-term investments.

7.5	The members of the Supervisory Board are bound by the Heineken N.V. Rules concerning Inside Information 2007 (as these may be amended or supplemented, concerning transactions in shares and other securities in the Company, Heineken Holding N.V. and other companies mentioned therein.

Induction programme and ongoing education and training

Article 8

After appointment, all Supervisory Board members shall follow an induction programme to be drawn up by the Company in consultation with the Chairman of the Supervisory Board. The programme shall, in any event, cover general financial, social and legal affairs, financial reporting by the Company, any specific aspects that are unique to the Company and its activities, and the responsibilities of a Supervisory Board member. The Supervisory Board shall conduct an annual review to identify any aspects with regard to which the Supervisory Board members require further training or education. The Company shall play a facilitating role in this respect.

Supervisory Board meetings (attendance, minutes, recurring subjects) and resolutions

Article 9

9.1	The Supervisory Board shall have at least six meetings with the Executive Board annually. The schedule of meetings is determined annually and in advance. Without prejudice to the foregoing, the Supervisory Board shall meet every time when required under the Articles of Association or these regulations, as well as every time when so requested by the Chairman, the delegated Supervisory Board member, two other Supervisory Board members or the Chairman of the Executive Board.

Supervisory Board members who are frequently absent shall be asked to explain their non-attendance. The report of the Supervisory Board in the annual report shall state which Supervisory Board members have been frequently absent from the Supervisory Board meetings.

*	The Supervisory Board considers an absence of two times per year as frequent.

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9.2	The meetings shall generally be held at the offices of the Company, but may also take place elsewhere. In addition, meetings may be held by telephone or videoconference provided that all participants can hear each other simultaneously.

9.3	The Executive Board shall submit to the Supervisory Board for approval:

a.	the operational and financial objectives of the Company;

b.	the strategy designed to achieve the objectives;

c.	the parameters to be applied in relation to the strategy, for example in respect of the financial ratios;

d.	corporate social responsibility issues that are relevant to the enterprise; and

e	all other proposals for approvals as arranged for in the Articles of Association and the document referred to as ‘Application Article 8, section 6 of the Articles of Association’.

9.4	Annually, without prejudice to the above, the Executive Board shall provide the Supervisory Board at the latest in the month of December with a business plan, including a budget, an investment plan, a finance plan and a policy document on acquisitions and participations for the next year for discussion and approval.

9.5	The Supervisory Board shall discuss at least once a year, the corporate strategy and the main risks of the business, the result of the assessment by the Executive Board of the design and effectiveness of the internal risk management and control systems as well as any significant changes thereto. These discussions shall be referred to in the Supervisory Board’s report in the annual report.

9.6	The Supervisory Board shall discuss, at least once a year on its own, i.e. without the Executive Board being present its own functioning, the functioning of the Committees and its individual members, and the conclusions that must be drawn on the basis thereof. The desired profile, composition and competence of the Supervisory Board shall also be discussed. Moreover the Supervisory Board shall discuss at least once a year without the Executive Board being present both the functioning of the Executive Board as an organ of the Company and the performance of its individual members and the conclusions that must be drawn on the basis thereof. The report of the Supervisory Board shall state how the evaluation of the functioning of the Supervisory Board, the separate committees and the individual Supervisory Board members has been carried out

9.7	If the Company, whether solicited or unsolicited, is subjected to a rating process by a rating agency, then the report of the agency concerned – if and insofar as available – shall be discussed by the Supervisory Board.

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9.8	Any notice convening a Supervisory Board meeting shall be sent in writing, together with the agenda and other meeting documents, in principle seven days prior to the day of the meeting. In urgent cases, the Chairman may decide that the meeting shall be held earlier. Notice shall, in principle, be sent by the Company Secretary, in consultation with the Chairman.

9.9	The Supervisory Board meetings will in general be attended by the members of the Executive Board.

9.10	Prior to the notice convening the meeting, the Chairman shall, in principle, consult with the Chairman of the Executive Board about the contents of the agenda.

9.11	The meetings shall be presided over by the Chairman. In his absence, the Vice-Chairman shall preside over the meeting.

9.12	The Supervisory Board can only take valid resolutions in a meeting if the majority of the Supervisory Board members is present or represented at the meeting, with the proviso that members who have a conflict of interest as referred to in Article 10 shall not be taken into account when calculating this quorum.

9.13	Approval of a resolution by the Supervisory Board, as referred to in Article 8, section 6 under a), b) and c) of the Articles of Association, shall require a majority as referred to in Article 9.12, but this majority should in any case include the vote of the delegated member.

9.14	A Supervisory Board member may have himself represented by a co-member of the Supervisory Board by written proxy. A Supervisory Board member can act as proxy for no more than one co-member of the Supervisory Board.

9.15	The Supervisory Board may also adopt resolutions outside meetings in accordance with Articles 9.12 and 9.13, provided that none of the members of the Supervisory Board object to this manner of decision-making and subject to all members of the Supervisory Board responding in writing, this to include telefax and e-mail. A resolution passed in this manner shall be mentioned in the first subsequent meeting of the Supervisory Board.

9.16	Minutes shall be made of the subjects discussed at the Supervisory Board meeting. These minutes shall be adopted at the same or a subsequent Supervisory Board meeting, and signed by the Chairman in witness thereof.

9.17	The procedure and the decision-making by the Supervisory Board shall, furthermore, be subject to the relevant provisions of the Articles of Association.

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Conflicts of interest

Article 10

10.1	Any conflict of interest or apparent conflict of interest between the Company and the Supervisory Board members shall be avoided. Decisions to enter into transactions under which Supervisory Board members would have conflicts of interest that are of material significance to the Company and/or to the relevant Supervisory Board members require the approval of the Supervisory Board.

10.2	A Supervisory Board member or an Executive Board member shall immediately report any conflict of interest or potential conflict of interest that is of material significance to the Company and/or to him, to the Chairman of the Supervisory Board and shall provide all relevant information, including information concerning his wife, registered partner or other life companion, foster child and relatives by blood or marriage up to the second degree as defined under Dutch law. If the Chairman of the Supervisory Board has a conflict of interest or potential conflict of interest that is of material significance to the Company and/or to him, he shall report this immediately to the Vice-Chairman of the Supervisory Board and shall provide all relevant information, including information concerning his wife, registered partner or other life companion, foster child and relatives by blood or marriage up to the second degree as defined under Dutch law.

10.3	The Supervisory Board shall decide whether there is a conflict of interest. The Supervisory Board member concerned may not take part in the assessment by the Supervisory Board of whether a conflict of interest exists. The Executive Board member concerned shall not be present when the Supervisory Board decides whether there is a conflict of interest.

A conflict of interest exists in any event if the Company intends to enter into a transaction with a legal entity:

i.	in which a Supervisory Board member or an Executive Board member personally has a material financial interest;

ii.	which has an Executive Board member who is related under family law to a member of the Supervisory Board or an Executive Board member of the Company, or in which a member of the Supervisory Board of the Company has a management or

iii.	supervisory position.

10.4	A Supervisory Board member or an Executive Board member may not take part in a discussion and/or decision-making on a subject or transaction in relation to which he has a conflict of interest with the Company.

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10.5	All transactions in which there are conflicts of interest with Supervisory Board members or Executive Board members shall be agreed on terms that are customary in the sector concerned.

Decisions to enter into transactions in which there are conflicts of interest with Supervisory Board members or Executive Board members that are of material significance to the Company and/or to the relevant Supervisory Board members or Executive Board members require the approval of the Supervisory Board. Such transactions shall be published in the annual report, together with a statement of the conflict of interest and a declaration that the best practice provisions III.6.1 to III.6.3 inclusive of the Dutch Corporate Governance Code have been complied with.

10.6	All transactions between the Company and legal or natural persons who hold at least ten percent of the shares in the Company shall be agreed on terms that are customary in the sector concerned. Decisions to enter into transactions with such persons that are of material significance to the Company and/or to such persons require the approval of the Supervisory Board. Such transactions shall be published in the annual report, together with a declaration that this article has been observed.

Whistleblowers

Article 11

Alleged irregularities concerning the functioning of Executive Board members shall be reported to the Chairman of the Supervisory Board. To this end the Executive Board shall draw up Regulations. The Regulation ensures that employees should have a possibility to report on alleged irregularities at the Company of a general, operational and financial nature within the Company to the Chairman of the Executive Board or to an official designated by him, without jeopardising their legal position.

The arrangements for whistleblowers shall be posted on the Company’s website.

Information, relationship with the Executive Board

Article 12

12.1	The Supervisory Board and its individual members each have their own responsibility for obtaining all information from the Executive Board and the external auditor that the Supervisory Board needs in order to be able to carry out its duties as a supervisory organ. If the Supervisory Board considers it necessary it may obtain information from officers and external advisors of the Company. The Company shall provide the necessary means for this purpose. The Supervisory Board may require certain officers and external advisors attend its meetings.

12.2	The Executive Board shall timely provide the Supervisory Board with the necessary information, which the Supervisory Board may need to perform its duties.

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12.3	At least once per year, the Executive Board will inform the Supervisory Board in writing about the main features of the corporate strategy, the general and financial risks and the risk management and control systems of the Company.

12.4	The Executive Board shall (at least) quarterly provide the Supervisory Board with a report prepared in a format as agreed from time to time and setting out detailed information on inter alia finance, marketing, investments and staff.

12.5	If a member of the Supervisory Board should receive information or indications relevant to the Supervisory Board in the proper performance of its supervisory and advisory duties (from a source other than the Executive Board or Supervisory Board), he shall make this information available to the Chairman as soon as possible. The Chairman shall subsequently inform the entire Supervisory Board.

Information, relationship with the shareholders

Article 13

13.1	A resolution for approval or authorisations to be passed by the general meeting shall be explained in writing. The explanation will include all facts and circumstances relevant to the approval or authorisation. The notes to the agenda shall be posted on the company’s website.

13.2	If not prevented from attending for important reasons, the Supervisory Board members shall participate in the General Meeting. The Supervisory Board shall promote that also the members of the Executive Board participate in the General Meeting.

13.3	The Supervisory Board and the Executive Board shall provide the General Meeting with any information, unless an overriding interest (zwaarwichtig belang) of the Company or any law, rules or regulations applicable to the Company prevent it from doing so. The Supervisory Board and the Executive Board shall specify the reasons for invoking such overriding interest.

13.4	Resolutions on a major change in the identity or the character of the Company or its enterprise shall be subject to approval of the General Meeting of Shareholders.

13.5	The Supervisory Board shall monitor that the Executive Board complies with best practice provision II.1.9.

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The external auditor

Article 14

14.1	The external auditor is appointed by the General Meeting. The Supervisory Board shall nominate a candidate for this appointment, while both the Audit Committee and the Executive Board advise the Supervisory Board. The remuneration of the external auditor, and instructions to the external auditor to provide non-audit services, shall be approved by the Supervisory Board on the recommendation of the Audit Committee and after consultation with the Executive Board.

14.2	The external auditor shall, in any event, attend the meeting of the Supervisory Board, at which the report of the external auditor regarding the audit of the financial statements will be discussed and the financial statements are to be adopted or approved. The external auditor shall report his findings in relation to the audit of the financial statements to the Executive Board and the Supervisory Board simultaneously.

14.3	The contacts between the Supervisory Board and the external auditor shall be channelled through the Chairman of the Audit Committee.

14.4	The Supervisory Board shall ensure that any recommendations made to the Company by the external auditor are actually observed by the Executive Board.

14.5	At least once every four years, the Executive Board and the Audit Committee shall conduct a thorough assessment of the functioning of the external auditor within the various entities and in the different capacities in which the external auditor acts. The main conclusions of this assessment shall be communicated to the General Meeting for the purposes of assessing the nomination for the appointment of the external auditor.

14.6	The external auditor shall have a conflict of interest with the Company if:

a.	the independence of the external auditor with respect to its audit of the financial statements is compromised by the non-audit activities for the Company as regulated by the prevailing regulations on auditor independence, the Audit Committee pre-approval policy for external audit firm services and the engagement letter from the external auditor;

b.	the responsible partner in the external auditors firm has been in charge of the audit activities for the Company for a longer period of time than as described in the prevailing regulations on auditor independence;

c.	under applicable law, including the rules of any stock exchange on which the Company’s shares (or depositary receipts thereof) may be listed, such conflicts of interests exists or is deemed to exist;

d.	the Supervisory Board at his sole discretion has ruled that such conflict of interest exists or is deemed to exist.

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14.7	Each member of the Supervisory Board and Executive Board, as well as the external auditor of the Company, shall immediately report any potential conflict concerning the external auditor to the Chairman. The external auditor of the Company, as well as each member of the Supervisory and Executive Board must provide all information relevant to the conflict of interests to the Chairman.

In all circumstances other then the ones listed under 14.6 c) and d), the Supervisory Board will determine whether a reported (potential) conflict of interest qualifies as a conflict of interest pursuant to which the appointment of the external auditor will have to be reconsidered or other measures must be taken to resolve it. The Chairman shall procure that those measures will be mentioned in the Company’s annual report with reference to the conflict of interests and a declaration that this article 14.7 was complied with.

Corporate Governance

Article 15

15.1	The Executive Board and the Supervisory Board are responsible for the Corporate Governance structure of the Company and for compliance with the Dutch Corporate Governance Code.

They are accountable for this to the General Meeting and should provide sound reasons for any non-application of the provisions.

15.2	The broad outline of the Corporate Governance structure of the Company shall be explained in a separate chapter (or in a separate document referred to in the annual report) of the annual report, partly by reference to the principles mentioned in the Dutch Corporate Governance Code. In this chapter the Company shall indicate expressly to what extent it applies the best practice provisions in the Dutch Corporate Governance Code and, if it does not do so, why and to what extent it does not apply them.

15.3	Each substantial change in the Corporate Governance structure of the Company and in the compliance of the Company with the Dutch Corporate Governance Code shall be submitted to the General Meeting for discussion under a separate agenda item.

Confidentiality

Article 16

Supervisory Board members shall treat all information and documentation acquired within the framework of their position as Supervisory Board member with the necessary discretion and, in the case of classified information, with the appropriate secrecy. Classified information shall not be disclosed outside the Supervisory or Executive Board, made public or otherwise made available to third parties, even after resignation from the Supervisory Board, unless it has been made public by the Company or it has been established that the information is already in the public domain.

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Non-compliance, amendment

Article 17

17.1	Without prejudice to the provisions of Articles 1.2 and 15, the Supervisory Board may occasionally decide at its sole discretion not to comply with and adhere to these Regulations pursuant to a Supervisory Board resolution to that effect.

17.2	Without prejudice to the provision of Articles 1.2 and 15, these Regulations may be amended by resolution of the Supervisory Board to that effect.

Other provisions

Article 18

18.1.	These regulations have been adopted by the Supervisory Board in its meeting on 25 August 2009 and replace the previous regulations.

Amsterdam, August 2009

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Schedule 6 – Preparatory Committee Regulations

REGULATIONS (Terms of Reference) PREPARATORY COMMITTEE

OF THE SUPERVISORY BOARD

General

These regulations describe the role and the responsibility of the Preparatory Committee, its composition and the way in which it performs its duties. The regulations and the composition of the Preparatory Committee are posted on the company’s website. The Supervisory Board’s report in the annual report mentions the composition of the Preparatory Committee, the number of meetings as well as the most important subjects raised for discussion.

The members of the Preparatory Committee shall act in compliance with primary and secondary legislations, the Dutch Corporate Governance Code of December 2008, the Supervisory Board regulations and the Articles of Association.

Article 1	Composition

1.	The Preparatory Committee (‘the Committee’) consists of at least three members, including the delegated member of the Supervisory Board if a delegated member has been appointed.

2.	The Supervisory Board determines the composition of the Committee, duly observing paragraph 1. The Chairman of the Supervisory Board is also the Chairman of the Preparatory Committee.

Article 2	Tasks

1.	The Committee’s task is to prepare and, if necessary, to execute, resolutions to be adopted by and acts to be performed by the Supervisory Board on the domain entrusted to the Committee. The Supervisory Board remains responsible for the resolutions and acts, even if prepared or executed by the Committee. The domain entrusted to the Committee comprises of the following:

a.	decisions concerning the approval required by Article 8, paragraph 6 of the Articles of Association for resolutions by the Executive Board pertaining to:

a).	acquiring, alienating or encumbering participations in public companies (“naamloze vennootschappen”) or other legal entities;

b).	exercising voting rights for shares in public companies or other legal entities;

c).	issuance of Shares and granting rights to subscribe for Shares, as well as restricting or excluding pre-emptive rights;

d).	acquiring and alienation of own Shares or depositary receipts therefore;

e.	contracting debenture loans;

Preparatory Committee (Voorbereidingscommissie) Heineken N.V. August 2009	page 1

f.	acts in law, such as entering into agreements by which the Company binds itself as guarantor and instituting legal proceedings, of which the interest for the Company amounts to more than five hundred thousand euro (EUR 500,000).

g.	the distribution of interim dividends;

h.	the operational and financial objectives of the Company;

i.	the strategy which must bring about the realisation of the objectives;

j.	preconditions which are observed for the strategy regarding for instance the financial ratios;

k.	granting personal loans, guarantees and such like to the members of the Executive Board or members of the Supervisory Board;

l.	transactions involving conflicts of interest of members of the Executive Board which are of material interest for the Company and/or for the member of the Executive Board concerned.

m.	the granting of loans as referred to in article 4 paragraph 5 of the Articles of Association.

b.	supervision of the Executive Board as far as this is not a task of the Audit Committee, the Remuneration Committee or the Selection and Appointment Committee;.

c.	other activities assigned by the Supervisory Board.

2.	Observing relevant guidelines, the Supervisory Board may delegate to the Committee a resolution, to be taken by the Supervisory Board, on a sufficiently defined subject in the domain entrusted to the Committee.

As soon as the Committee, on the basis of such a delegation, has taken the resolution, its Chairman shall ensure that all members of the Supervisory Board are informed. The Supervisory Board may at all times revoke both the delegation and the Committee’s resolution taken on the basis of it, unless third parties’ rights or justified interests prevent this.

3.	The Committee is entitled to investigate any matters belonging to the domain entrusted to the Committee. The Committee is authorised to require all necessary information from the Chairman of the Executive Board and to seek external advice.

Article 3	Meetings/resolutions

1.	The Committee meets at least four times per year or more if requested by of one its members or the Chairman of the Executive Board.

2.	The Committee will, in general, invite the Chairman of the Executive Board to attend its meetings. The Committee can request the Chairman of the Executive Board to be accompanied by other members of the Executive Board and/or directors or other employees of the company.

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3.	The Committee is supported by the Company Secretary, whose tasks shall include at least the following:

i.	to timely convene the meetings;

ii.	to send the members the agenda and the pertaining appendices, basically one week prior to the meeting;

iii.	to take minutes of the meetings; the minutes are adopted at the next meeting;.

iv.	to dispatch the draft minutes and/or the adopted minutes of the meeting to the members of both the Executive Board and the Supervisory Board (as soon as possible).

4.	The Committee takes resolutions delegated to it by unanimous vote of the members present.

Legally valid resolutions can only be taken in a meeting attended by at least two Committee members.

This clause leaves unaffected the provisions of article 11, paragraph 9 of the company’s Articles of Association concerning the required cooperation by the delegated member of the Supervisory Board.

5.	Subject to written permission of all members of the Committee, the Committee may also take resolutions delegated to it without holding a meeting.

6.	If it should appear that the Committee is unable to take a resolution delegated to it with the required unanimous vote or written approval, its Chairman shall immediately promote decision making by the Supervisory Board.

Article 4	Other provisions

1.	These Regulations have been adopted by the Supervisory Board in its meeting on 25 August 2009 and will become applicable as per the same date.

2.	These regulations are not applicable to the extent they conflict with the law or the company’s Articles of Association.

3.	These regulations replace the regulations adopted by the Supervisory Board in its meeting on 8-9 November 2004.

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Schedule 7 – Americas Committee Regulations

REGULATIONS (Terms of Reference) AMERICAS COMMITTEE OF THE SUPERVISORY BOARD

General

These regulations set forth the composition, attributions and rules of governance of the Americas Committee of the Supervisory Board of Heineken N.V. These regulations and the composition of the Americas Committee shall be posted on the company’s website. The Supervisory Board’s report in the Annual Report shall describe the composition of the Americas Committee, the number of meetings it held during the year as well as the principal subjects discussed.

The members of the Americas Committee shall act in compliance with the Dutch Corporate Governance Code of December 2008, the Supervisory Board regulations, the Articles of Association and all applicable laws.

As a Committee of the Supervisory Board, the Americas Committee shall act by delegation of the Supervisory Board with respect to the matters described below which are entrusted to the Committee. It shall recommend to the Supervisory Board such action as it deems appropriate. Any action taken by the Committee shall be deemed to constitute an act of the Supervisory Board.

Article 1 Composition

1.	The Americas Committee (‘the Committee’) shall be composed of three members designated by the Supervisory Board from among its members.

2.	The Committee shall be chaired by the ‘First Femsa H-Representative’.

Article 2 Oversight Responsibilities

1.	The Committee shall exercise oversight responsibility over the following activities of the Executive Board as they relate to the Americas Region:

a.	The overall strategic direction of the business of the Company, including as reflected in the preparation and execution of the Company’s annual and pluri-annual business plans;

b.	The periodic review and evaluation of the Company’s financial and operating performance;

c.	The periodic review and monitoring of the Company’s organization and management, including transition and succession planning;

d.	The review, evaluation and monitoring of growth and development opportunities of the Company, in particular strategic acquisitions and partnerships;

e.	Such other matters concerning the Company’s markets, business operations, business relations, governmental and public affairs as the Committee shall see fit and proper or as shall be referred by the Executive Board from time to time.

2.	The Americas Committee shall periodically report on its activities, findings and recommendations to the Supervisory Board but in no event less frequently than every 6 months.

3.	The Committee shall have the ability and power to seek information from management and independent auditors of the Company and its subsidiaries in respect of the matter as to which it has oversight as it deems necessary or desirable to perform its duties. Such requests shall be made to the Chairman of the Executive Board.

4.	The out-of–pocket reasonable expenses of the Committee and its members incurred in connection with their activities shall be advanced or promptly reimbursed by the Company in accordance with its business expense guidelines and policies in effect from time to time.

Article 3 Meetings/ Resolutions

1.	The Committee meets at least twice a year or more if requested by one of its members or the Chairman of the Executive Board. Meetings shall be held in Amsterdam, New York or any other place as deemed convenient by the members. The language of the meetings shall be in English, unless all members prefer another language. Minutes shall be drafted in the English language.

2.	The Committee shall decide whether the Chairman of the Executive Board and the Regional President Americas attends.

3.	The Committee takes decisions by unanimous vote of the members present. Valid decisions can only be taken in a meeting attended by at least two members of the Committee, one of them the Chairman.

4.	Subject to written consent of all members of the Committee, the Committee may take decisions by unanimous written consent.

5.	If it should appear that the Committee is unable to take a decision with the required unanimous vote or written approval, its Chairman shall inform the Supervisory Board.

6.	The Committee is supported by the Company secretary, whose tasks shall include at least the following:

i.	to timely convene the meetings;

ii.	to send the members the agenda and the pertaining appendices, one week prior to the meeting;

iii.	to take minutes of the meetings; the minutes are adopted at the next meeting;

iv.	to dispatch the draft minutes and/or the adopted minutes of the meeting to the members of both Executive Board and the Supervisory Board (as soon as possible).

These regulations have been adopted by the Supervisory Board in its meeting on 22 February 2010 and are applicable as from the same date.

Schedule 8 – [deliberately blank]

Schedule 9 – Further Information to be provided

For so long as the Femsa Parties or their Subsidiaries are the record and Beneficial Owners of an Economic Interest representing not less than 7% of HNV, Holding and HNV shall provide to the Femsa Parties (at the sole cost and expense of Femsa) such information relating to HNV, Holding and such number of the Subsidiaries of HNV and Holding as is required for the Femsa Parties to obtain a tax credit under Mexican tax law in an amount equal to the lesser of (a) the amount necessary to offset the Femsa Parties’ Mexican tax liability on the dividends received from HNV and Holding, and (b) 30% of the Femsa Parties’ direct and indirect share of all taxes of HNV and its Subsidiaries for any financial year; provided that, in relation to any extraordinary dividend (being any one-off dividend paid in addition to HNV’s or Holding’s ordinary course dividends) HNV and/or Holding will, if requested by Femsa, use its reasonable efforts to provide the Femsa Parties (at the sole cost and expense of Femsa) with such additional information to offset the Femsa Parties’ Mexican tax liability on such extraordinary dividend. The Femsa Parties’ share of all taxes of HNV and its Subsidiaries shall be based on the Femsa Parties’ direct and indirect ownership of the entity paying such taxes. The information to be reasonably requested from HNV and Holding may include the following:

1. Documentation setting forth dividends distributed and received by Holding, HNV and their Subsidiaries, including any income tax withheld from such dividend distributions and the corporate income tax paid corresponding to the profits that were distributed, but only to the extent such distributions, amounts withheld, and taxes paid will permit the Femsa Parties to claim a tax credit under Mexican tax law with respect to the dividends paid to the Femsa Parties by Holding and HNV.

2. Documentation that sets forth the direct and indirect ownership of HNV in the stock of the entities whose tax payments are relevant to the tax credits claimed.

3. Copies of the annual income tax returns of the entities whose tax payments are relevant to the tax credits claimed for the tax years in which the relevant dividends are distributed.

4. Financial documentation (e.g., bank account statements, wire transfers confirmations, deposit slips) showing the payment of the income tax for which a tax credit is being sought.

5. If applicable, copies of certificates of income tax withholdings of any dividend payments.

6. Copies of shareholders meeting minutes or other documents under applicable law establishing that the relevant dividends have been approved.

Holding and HNV shall take such actions as may be reasonably requested by the Femsa Parties (but at the sole cost and expense of Femsa) to authenticate or certify any such documents.

Schedule 10 – Form of Joinder

FORM OF JOINDER TO CORPORATE GOVERNANCE AGREEMENT

Reference is hereby made to the Corporate Governance Agreement, dated [30 April, 2010], (the “CGA”) by and between Heineken Holding N.V., a public company (naamloze vennootschap) incorporated under the laws of the Netherlands, Heineken N.V., a public company (naamloze vennootschap) incorporated under the laws of the Netherlands, L’Arche Green N.V., a public company (naamloze vennootschap) incorporated under the laws of the Netherlands, CB Equity LLP, a legal entity incorporated under the laws of the United Kingdom and Fomento Económico Mexicano, S.A.B. de C.V., a legal entity incorporated under the laws of Mexico. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the CGA.

The undersigned is, or desires to become, a member of the H-Supervisory Board and therefore agrees as follows:

1.	Agreement to be Bound. Pursuant to and as required by Clause 2.10 of the CGA (and Clause 2.5(e) or Clause 2.6(c) of the CGA, as applicable), the undersigned hereby agrees that upon execution of this joinder, he or she shall become bound by the provisions of the CGA and that he or she shall fulfill his or her duties and exercise his or her rights in accordance with the provisions of the CGA and that he or she shall act in a manner consistent with, and as required to give effect to, the provisions of the CGA.

2.	Governing Law. This joinder and any rights and obligations created hereunder shall be governed by and interpreted exclusively in accordance with the laws of the Netherlands.

IN WITNESS WHEREOF, the undersigned has executed this joinder as of the date indicated below.

MEMBER OF H-SUPERVISORY BOARD

By:

Name:

Date: